Exhibit 10.2

COMMERCIAL LEASE

This COMMERCIAL LEASE (“Lease”) is entered into as of September 13, 2016 (the “Effective Date”), by and between PKY INTERNATIONAL PLAZA II, LLC, a Delaware limited liability company (“Landlord”), and FLEETMATICS USA, LLC, a Delaware limited liability company (“Tenant”). In consideration of the mutual covenants set forth herein, Landlord and Tenant agree as follows:

1. Terms and Definitions. The following definitions and terms apply to this Lease (other words are defined elsewhere in the text of this Lease):

(a)	“Tenant’s Current Address”: 1100 Winter Street, Suite 4600, Waltham, Massachusetts 02451, Attention: A1 Vasile, with a copy to Legal Department.

(b)	“Premises”: Suite 300 located on the third floor in the Corporate Center Two at International Plaza building (the “Building”) located on land with an address of 4211 West Boy Scout Blvd., Tampa, Florida 33607 (the “Land”)

(c)	“Rentable Area of Premises”: 17,051 rentable square feet (“RSF”)

(d)	“Rentable Area of Building”: 290,648 RSF

(e)	“Pro-rata Share”: Tenant’s pro-rata share is 5.87%, which is determined by dividing the Rentable Area of Premises by the Rentable Area of Building.

(f)	“Term”: a period of approximately eighty-eight (88) months beginning on the Commencement Date and expiring at 6 o’clock PM local time on the Expiration Date.

(g)	“Lease Year”: each successive twelve (12) month period throughout the Term; provided that the first Lease Year shall commence on the Commencement Date and expire (i) on the last day of the month preceding the first anniversary of the Commencement Date, if the Commencement Date occurs on the first day of the month; or (ii) on the last day of the month in which the first anniversary of the Commencement Date occurs, if the Commencement Date occurs on a day other than the first day of the month; each subsequent Lease Year shall commence on the day following the expiration of the previous Lease Year; and, the last Lease Year shall expire upon the expiration of the Term.

(h)	“Commencement Date”: Subject to and upon the terms and conditions set forth herein, the Commencement Date of this Lease shall be the earlier of (i) the date Tenant takes possession of all or any portion of the Premises for the purpose of conducting Tenant’s business; or (ii) Substantial Completion, as defined and provided in the Work Letter, defined below, as adjusted for Tenant Delay, as defined and provided in the Work Letter. The Commencement Date is estimated to occur on or about December 1, 2016 (the “Estimated Commencement Date”). The parties shall use commercially reasonable efforts to achieve such Estimated Commencement Date.

(i)	“Expiration Date”: The last day of the eighty-eighth (88th) month following the Commencement Date.

(j)	“Base Rent”: the amounts specified in the chart below, to be paid by Tenant according to the provisions hereof:

Base Rent

Suite 300

17,051 RSF

Period	Base Rent per RSF*	Monthly Base Rent Amount*
Months 1 - 16	$30.00	$42,627.50
Months 17 - 28	$30.90	$43,906.33
Months 29 - 40	$31.83	$45,227.78
Months 41 - 52	$32.78	$46,577.65
Months 53 - 64	$33.77	$47,984.36
Months 65 - 76	$34.78	$49,419.48
Months 77 - 88	$35.82	$50,897.24

*	Plus applicable State of Florida Sales Tax.

Provided that no Default, defined below, exists at the time of the abatement provided below, Tenant’s monthly installments of Base Rent shall be abated for the initial four (4) month period immediately following the Commencement Date (the “Abatement Period”), for a total abatement in the amount of $170,510.00 (the “Abated Base Rent”). The principal amount of the Abated Base Rent, together with interest thereon calculated at the Default Rate, defined below, shall be amortized evenly over the Term. So long as no uncured Default, defined below, occurs under this Lease, then upon Landlord’s receipt of the final monthly installment of Rent, defined below, Tenant shall have no liability to Landlord for the repayment of any portion of the Abated Base Rent. In the event of an uncured Default within the first five (5) years of the Term, then in addition to all of Landlord’s other remedies available under the Lease, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Base Rent existing as of the date of such uncured Default, and interest shall accrue thereon at the Default Rate. Provided, however, that if Landlord elects to exercise its rights under Section 32 of this Lease to accelerate the entire amount of all Rent and other charges due from Tenant for the balance of the Term (in accordance with the terms of such Section), and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this Section of such unamortized portion of the Abated Base Rent and any interest thereon.

(k)	“Base Year”: Calendar year 2017.

(l)	“Initial Improvements”: the improvements, if any, to be made to the Premises in accordance with the work letter attached hereto as Exhibit D (the “Work Letter”).

(m)	“Security Deposit”: $0.00.

(n)	“Guarantor”: None.

(o)	“Parking Spaces”: Available, unreserved parking in the Building’s Parking Facility at a ratio of up to seven (7) parking spaces per one thousand (1,000) rentable square feet in the Premises (the “Parking Ratio”) in locations to be determined by Landlord.

(p)	“Tenant’s Broker” is: Cushman & Wakefield, Inc.

(q)	“Landlord’s Broker” is: Cushman & Wakefield, Inc. and Parkway Realty Services, LLC, which is an affiliate of Landlord.

(r)	“Laws” shall mean any and all laws, ordinances, rules, regulations and building and other codes of any governmental or quasi-governmental entity or authority (“Governmental Authority”) applicable to the subject matter hereof, including, without limitation, all Laws relating to disabilities, health, safety or the environment.

(s)	“Project”: shall mean the Building, Land, any areas designated by Landlord from time to time for the common use of all tenants and occupants of the Building (“Common Areas”), including, but not limited to, the parking facility for the Building designated by Landlord from time to time (the “Parking Facility”), walkways, greenspace, plaza and common areas, and related equipment, fixtures and improvements.

(t)	“Building Standard”: The quantity and quality of materials, finishes and workmanship from time to time specified by Landlord for use throughout the Building. “Above Standard” means all improvements, fixtures, materials, finishes and workmanship which exceed Building Standard in terms of quantity or quality (or both), including but not limited to Supplemental HVAC Equipment, defined below; water heaters, instant hot faucets, garbage disposals, dishwashers, stoves, microwaves, refrigerators, ice machines, coffee machines, washing machines, dryers or other appliances; and sinks, sink fixtures, sink drain lines, appliance drain lines, water source plumbing, ground fault interrupters, dedicated outlets or other similar plumbing and/or electrical fixtures or items.

(u)	“Building Systems”: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning (“HVAC”), security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises.

2. Premises. Subject to and in accordance with the provisions hereof, Landlord leases to Tenant and Tenant leases from Landlord the Premises as designated as the hatched area on Exhibit A. Tenant agrees that, except as expressly stated herein and in the Work Letter, if any, attached to this Lease, no representations or warranties relating to the condition of the Project or the Premises and no promises to alter, repair or improve the Premises have been made by Landlord. Except as otherwise expressly provided in this Lease or any Work Letter attached hereto, Tenant agrees to accept the Premises in their current “AS IS, WHERE IS” condition and acknowledges that LANDLORD MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED

WARRANTIES OF MERCHANTABILITY, HABITABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE PREMISES OR THE INITIAL IMPROVEMENTS. Upon Tenant’s taking possession for the purposes of conducting business, the Premises, including all Initial Improvements shall be deemed accepted by Tenant. Tenant shall also have the non-exclusive right, subject to the terms hereof, to use the Common Areas of the Project. Tenant acknowledges that the Project is or may become an integrated commercial real estate project including the Building, the Land and other buildings, Common Areas and land. Landlord reserves the right, in its sole discretion, at any time and from time to time, to include the Building within a project and/or to expand and/or reduce the amount of Land and/or improvements of which the Building, the Common Areas, or Project consists; to alter, relocate, reconfigure and/or reduce the Common Areas; and to temporarily suspend access to portions of the Common Areas, as long as the Premises remain reasonably accessible.

3. Authorized Use. Tenant shall use the Premises solely for general business office purposes, consistent with the uses of office buildings (the “Authorized Use”), and for no other purpose. Landlord will not lease space on the third (3rd) floor in the Building in the future to any of the following entities that are direct competitors of Tenant: (a) Telogis, (b) Trimble, (c) NexTraq, (d) Teletrac, (e) Geotab, (f) Verizon Networkfleet, (g) Wireless Matrix, (h) Masternaut, (i) TomTom, (j) Mix Telematics, (k) Microlise, (l) Azuga, and (m) Fleet Complete (collectively, the “Exclusive Use”). It is understood that this Exclusive Use shall not apply to any existing tenants or any assignees or subtenants under existing leases. This Exclusive Use shall terminate should this Lease be assigned and, as a result of such assignment, the use of the Premises is changed from the Authorized Use or if the use of the Premises is otherwise changed from the Authorized Use. This Exclusive Use shall automatically terminate if Tenant is in Default under the terms and conditions of this Lease.

4. Term. This Lease shall constitute a legally binding and enforceable agreement between Landlord and Tenant as of the Effective Date. The Term of this Lease is stated in Section 1(f), and the Commencement Date shall be determined as provided in Section 1(h). Landlord and Tenant shall confirm the Commencement Date and Expiration Date in writing within thirty (30) days after the actual Commencement Date pursuant to the form certificate attached as Exhibit E.

5. Rental Payment. Commencing on the Commencement Date, Tenant agrees to pay Rent (defined below) in monthly installments on or before the first day of each calendar month during the Term, in lawful money of the United States of America to the following address or to such other address as Landlord may designate from time to time in writing: PKY International Plaza II, LLC, c/o Parkway Properties LP, P.O. Box 532551, Atlanta, Georgia 30353-2551; provided, however, that the first full monthly installment of Base Rent due under this Lease shall be paid in advance on the date of Tenant’s execution of this Lease and shall be applied to the first full monthly installment of Base Rent due hereunder. Tenant agrees to timely pay all Base Rent, Additional Rent, defined below, and all other sums of money which become due and payable by Tenant to Landlord hereunder (collectively “Rent”), without abatement, demand, offset, deduction or counterclaim. If Tenant fails to pay part or all of the Rent within five (5) business days after it is due, Tenant shall also pay (i) interest at the Default Rate, defined below, on the unpaid Rent, plus (ii) a late charge equal to five percent (5%) of the unpaid Rent or the maximum then allowed by law, whichever is less. Landlord may assess a reasonable fee to Tenant for any checks made payable to Landlord that are returned unpaid by Tenant’s bank for any reason. If the Term does not begin on the first day of a calendar month, the installment of Rent for that partial month shall be prorated.

6. Rent. Tenant shall pay to Landlord the Base Rent for the Premises in the amounts set forth in Section 1. Base Rent includes a component attributable to Operating Expenses (defined below) for the Base Year as specified in Section 1 (“Base Operating Expenses”), and to Taxes (defined below) for the Base Year (“Base Taxes”). Prior to January 1 of each year in the Term (or as soon thereafter as it is reasonably able to do so), Landlord shall provide Tenant with an estimate of Operating Expenses and Taxes for the next calendar year in the Term (each, an “Operating Period”). If Operating Expenses during any Operating Period, as estimated by Landlord, exceed Base Operating Expenses, Tenant shall pay to Landlord for such Operating Period an amount equal to the product of (a) the difference between Operating Expenses for such Operating Period and the Base Operating Expenses, multiplied by (b) the Pro-rata Share; and if Taxes during any Operating Period, as estimated by Landlord, exceed Base Taxes, Tenant shall pay to Landlord for such Operating Period an amount equal to the product of (i) the difference between Taxes for such Operating Period and the Base Taxes, multiplied by (ii) the Pro-rata Share (the sum of such amounts being collectively referred to herein as “Additional Rent”); such Additional Rent shall be paid in monthly installments of one twelfth (1/12) of the Additional Rent owed from Tenant for such Operating Period, with such installments being due at the same time and in the same manner as Tenant’s monthly payments of Base Rent.

7. Operating Expenses and Taxes. (a) Definitions of Operating Expenses and Taxes. “Operating Expenses,” as used herein, shall mean all expenses, costs and disbursements of every kind and nature relating to or incurred or paid during any Operating Period in connection with the, operation, repair and maintenance of the Project, including, but not limited to, wages and salaries of all employees engaged in the operation, maintenance or security of the Project, whether billed directly or through a common or master association, including taxes, insurance and benefits relating thereto; the cost of all labor, supplies, equipment, materials and tools used in the operation and maintenance of the Project; management fees not to exceed 4% of the gross receipts of the Building; the cost of all legal and accounting expenses incurred in connection with the management and operation of the Project to the extent not otherwise included in the management fee; the cost of all utilities for the Project, including, but not limited to, the cost of HVAC, water, sewer, waste disposal, gas, and electricity; the cost of all maintenance and service agreements for the Project, including but not limited to, security service, window cleaning, elevator maintenance and janitorial service; the cost of all insurance relating to the Project and Landlord’s personal property used in connection therewith, plus the cost of all deductible payments made by Landlord in connection therewith; the cost of all license and permit fees; the cost of repairs, replacements, refurbishing, restoration and general maintenance; a reasonable amortization charge on account of any capital expenditure incurred in an effort (i) to comply with any Laws, or (ii) to reduce the Operating Expenses of the Project; costs billed to the Building, Project or Landlord through a declaration or any cross-easement agreement which encumbers the Project, or any declaration of condominium or other like instrument that encumbers any or all of the improvements on the Project; costs or assessments required to be paid by Landlord in connection with any community improvement district;; the cost of insurance endorsements in order to repair, replace and re-commission the Building for re-certification after any loss pursuant to the U.S. EPA’s ENERGY STAR® rating and/or Design to Earn ENERGY STAR, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or other applicable standard, or to support achieving energy and carbon reduction targets, and all costs of maintaining, managing, reporting, commissioning, and re-commissioning the Building or any part thereof that was designed and/or built to be sustainable and conform with the U.S. EPA’s ENERGY STAR® rating and/or Design to Earn ENERGY STAR, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or other applicable standard, provided however, the cost of such application, reporting and commissioning of the Building or any part thereof to seek certification shall be a cost capitalized and thereafter amortized as an Operating Expense under GAAP. Except as specifically provided in the immediately preceding sentence, Operating Expenses shall not include the following: (i) depreciation, (ii) leasing commissions, (iii) repairs and restorations paid for by the proceeds of any insurance policy, (iv) construction of improvements of a capital nature, (v) income and franchise taxes other than that portion, if any, of income and franchise taxes which may hereafter be assessed and paid in lieu of or as a substitute in whole or in part for Taxes, (vi) costs of utilities directly charged to and reimbursed by Tenant or other tenants, and (vii) the additional Operating Expense exclusions set forth in Exhibit I attached hereto. “Taxes,” as used herein, means all ad valorem taxes, personal property taxes, and all other taxes, assessments, and all other similar charges, if any, which are levied, assessed, or imposed upon or become due and payable in connection with, or a lien upon, the Project or any portion thereof or facilities used in connection therewith, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in this definition of Taxes, such as taxes paid through a private agreement with respect to the Property as a part of or in connection with an inducement resolution with a development authority and all costs, expenses and fees associated or incurred by Landlord in connection with that inducement resolution and transaction involving a development authority; but excluding, however, taxes and assessments attributable to the personal property of tenants and paid by such tenants as a separate charge, and all estate, inheritance, gift, transfer, excise, income and profit taxes, as well as special assessments. In the event Landlord shall retain any consultant to negotiate the amount of taxes, tax rate, assessed value or other factors influencing the amount of Taxes, then the aggregate of all such reasonable third-party fees (including, without limitation, reasonable attorneys’ and appraisers’ fees) and all disbursements, court costs and other items paid or incurred by Landlord during the applicable tax year with respect to such proceedings shall be included in Taxes. As of the Effective Date, the Building is fully assessed. Tenant shall not institute any proceedings with respect to the assessed valuation of the Building, Project, or the Property or any part thereof for the purpose of seeking or securing a tax reduction. If a rental tax, gross receipts tax or sales tax on Rent is imposed on Landlord by any Governmental Authority, Tenant shall, as additional Rent, reimburse Landlord, at the same time as each monthly payment of Rent is due, an amount equal to all such taxes Landlord is required to pay by reason of the Rent paid hereunder. If less than ninety-five percent (95%) of the Rentable Area of the Building is actually occupied during any Operating Period, Operating Expenses shall be the amount that such Operating Expenses would have been for such Operating Period had ninety-five percent (95%) of the Rentable Area of the Building been occupied during all such Operating Period, as determined by Landlord. Notwithstanding anything herein to the contrary, Controllable Operating Expenses (defined as total Operating Expenses less those expenses related to property taxes and assessments, insurance, janitorial, utilities, and fuel surcharges) shall not increase by more than five percent (5%) annually on a cumulative compound basis over the actual Controllable Operating Expenses for calendar year 2017.

(b) Additional Rent. Landlord shall, within one hundred twenty (120) days after the end of each Operating Period (or as soon thereafter as it is reasonably able to do so), furnish Tenant with a statement of the Operating Expenses and Taxes during such year and a computation of the Additional Rent owed by Tenant for such Operating Period (“Expense Statement”). Failure of Landlord to provide such statement within such time period shall not be a waiver of Landlord’s right to collect any Additional Rent. If such statement shows that the actual amount Tenant owes for such Operating Period is more than the estimated Additional Rent paid by Tenant for such Operating Period, Tenant shall pay the difference within thirty (30) days after Tenant’s receipt of the Expense Statement. If the Expense Statement shows that Tenant paid more in estimated Additional Rent than the actual amount of Additional Rent owed by Tenant for such Operating Period, Tenant shall receive a credit therefor. The credit shall be applied to future monthly payments attributable to the Additional Rent, or if this Lease has expired, such amount shall be refunded to Tenant at the time of delivery of the Expense Statement. Unless adjusted as a result of an audit by Tenant conducted pursuant to the express terms of this Lease, the Operating Expenses, Taxes and Additional Rent set forth in the Expense Statement shall be binding upon Tenant. Landlord will provide Tenant with an Expense Statement within one hundred twenty (120) days after the end of the final Operating Period contained in the Term, as provided above, and the Additional Rent shown in such Expense Statement shall be due from Tenant to Landlord within thirty (30) days after Tenant’s receipt of such statement.

(c) Tenant’s Audit. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Expenses and Taxes for each Operating Period reviewed, copied (provided Landlord is reimbursed for the cost of such copies) and audited (“Tenant’s Audit”), provided that: (a) such right shall not be exercised more than once during any calendar year; (b) if Tenant elects to conduct Tenant’s Audit, Tenant shall provide Landlord with written notice thereof (“Tenant’s Audit Notice”) no later than sixty (60) days following Tenant’s receipt of the Expense Statement for the year to which Tenant’s Audit will apply; (c) Tenant shall have no right to conduct Tenant’s Audit if an uncured Default by Tenant exists either at the time of Landlord’s receipt of Tenant’s Audit Notice or at any time during Tenant’s Audit; (d) no subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises; (e) conducting Tenant’s Audit shall not relieve Tenant from the obligation to timely pay Base Rent or the Additional Rent, pending the outcome of such audit; (f) Tenant’s right to conduct such audit for any calendar year shall expire sixty (60) days following Tenant’s receipt of the Expense Statement for such year, and if Landlord has not received Tenant’s Audit Notice within such sixty (60) day period, Tenant shall have waived its right to conduct Tenant’s Audit for such calendar year; provided, however, that with respect to any audit of Operating Expenses and Taxes for the Base Year, Tenant’s right to conduct an audit for such year shall expire the earlier of sixty (60) days following Tenant’s receipt of the Expense Statement for the Base Year or sixty (60) days following Tenant’s receipt of the first Expense Statement forwarded by Landlord to Tenant for any Operating Period during the Term; (g) Tenant’s Audit shall be conducted by a firm of Tenant’s designation whose compensation is not contingent upon the results of Tenant’s Audit or the amount of any refund received by Tenant, and who is not employed by or otherwise affiliated with Tenant; (h) Tenant’s Audit shall be conducted at Landlord’s office where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; (i) Tenant’s Audit shall be completed within sixty (60) days after the date of Tenant’s Audit Notice, and a complete copy of the results thereof shall be delivered to Landlord within sixty (60) days after the date of Tenant’s Audit Notice; and (j) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense. If Tenant’s Audit is completed and submitted to Landlord in accordance with the requirements of this Section and such audit demonstrates to Landlord’s reasonable satisfaction that Landlord has overstated the Operating Expenses or Taxes for the year audited, then Landlord shall reimburse Tenant for any overpayment, and if such Operating Expenses or Taxes have been overstated by more than five percent (5%), then Landlord shall also reimburse Tenant for Tenant’s actual, reasonable cost incurred in conducting Tenant’s Audit (not to exceed $5,000.00), with such reimbursement(s) to be made within thirty (30) days after Landlord’s receipt of documentation reasonably acceptable to Landlord reflecting the amount of such overpayment and the cost of Tenant’s Audit.

(d) Confidentiality. Tenant hereby agrees to keep the results of Tenant’s Audit confidential and to require the auditor conducting Tenant’s Audit, including its employees and each of their respective attorneys and advisors, to keep the results of Tenant’s Audit in strictest confidence. In particular, but without limitation, Tenant agrees that: (a) Tenant shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; and (b) Tenant shall require that its auditors, attorneys and anyone associated with such parties shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; provided, however, that Landlord hereby agrees that nothing in items (a) or(b) of this subparagraph shall preclude Tenant from disclosing the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or subtenant of Tenant, or to any agent, representative or employee of Landlord who or which request the same. If Tenant intends to disclose the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or if Tenant receives notice that it may be required in any such proceeding by either the order of any judicial, regulatory or other governmental entity presiding over such proceeding, or by a discovery request made in such proceeding, to disclose the results of Tenant’s Audit, then Tenant shall (i) provide Landlord with sufficient prior written notice of Tenant’s intent to make such disclosure, or such order or request for such disclosure, in order to permit Landlord to contest such intended disclosure, order or request; and (ii) cooperate with Landlord, at Tenant’s expense, in seeking a protective order or other remedy to limit the disclosure of such results to the extent reasonably required to adjudicate the matters at issue in such proceeding. If required by Landlord, Tenant shall execute and require Tenant’s auditor to execute Landlord’s then-current confidentiality agreement reflecting the terms of this Section as a condition precedent to Tenant’s right to conduct Tenant’s Audit.

8. Security Deposit. Upon execution of this Lease, Tenant shall deposit the amount of the Security Deposit indicated in Section 1 with Landlord to secure Tenant’s performance under this Lease. Tenant hereby grants to Landlord a security interest in the Security Deposit as collateral for all Rent and other sums of money becoming due from Tenant to Landlord under this Lease, and for the performance of Tenant’s obligations under this Lease, which security interest shall remain in effect until all such Rent and other sums of money have been paid in full and all such obligations have been fulfilled; the parties hereby acknowledge and agree that this Lease constitutes a security agreement under which such security interest is granted from Tenant to Landlord. In the event of an uncured Default, defined below, then Landlord may, without prejudice to Landlord’s other remedies, apply part or all of the Security Deposit to cure such Default. If Landlord so uses part or all of the Security Deposit, then Tenant shall within ten (10) days after written demand, provide Landlord with a replacement Security Deposit in an amount sufficient to restore the Security Deposit to its original amount. Any part of the Security Deposit not used by the Landlord as permitted by this Lease shall be returned to Tenant after the Expiration Date. If Landlord sells the Building then the Landlord shall transfer the Security Deposit to the new owner and Landlord shall be relieved of any liability for the Security Deposit. Tenant shall not be entitled to any interest on the Security Deposit, and Landlord may commingle the Security Deposit with other monies of Landlord.

9. Initial Improvements. The construction of any Initial Improvements to the Premises shall be undertaken in accordance with the terms and conditions of this Lease and if applicable, the terms set forth in the Work Letter attached hereto as Exhibit D and incorporated herein by this reference. Unless otherwise stated herein, the parties’ respective obligations for payment of the Initial Improvements shall be governed by the terms of the Work Letter. Except as expressly stated in this Lease and in the Work Letter, Landlord shall have no obligation to improve or otherwise modify the Premises for Tenant’s occupancy.

10. Maintenance and Repair. Landlord shall make such improvements, repairs or replacements as may be necessary for normal maintenance of the Building Systems serving the Premises, the exterior and the structural portions of the Building and the Common Areas. Subject to the terms of Section 7, the maintenance and repairs to be performed by Landlord hereunder shall be at Landlord’s expense, unless the need for such maintenance or repairs was caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors or invitees, in which event Tenant shall reimburse Landlord for the cost of such maintenance or repairs, plus a construction oversight fee for Landlord in an amount equal to five percent (5%) of the cost and expense of such maintenance or repairs; the construction oversight or management fee, if any, applicable to construction of the Initial Improvements shall be governed by the terms of the Work Letter and not by the provisions of this Section. Except to the extent that Landlord is obligated to restore and repair the Premises pursuant to Section 23, Tenant, at its sole cost, shall maintain and repair the Premises and otherwise keep the Premises in good order and repair. Any repair or maintenance by Tenant shall be undertaken in accordance with the provisions and requirements of Section 16. Landlord is not responsible for replacing and/or repairing Tenant’s fixtures or any Above Standard improvements, or fixtures. Except as expressly provided in this Lease, Tenant shall accept the Premises including any existing appliances and Above Standard fixtures in their “AS IS, WHERE IS” condition as of the Effective Date. For purposes of this Lease, all Above Standard improvements and fixtures existing in the Premises as of the Effective Date shall be deemed to be Tenant’s property until the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Above Standard improvements and fixtures shall become the property of Landlord and shall be surrendered to Landlord with the Premises.

11. Services. Landlord shall furnish Tenant during Tenant’s occupancy of the Premises the following services: (i) Cleaning and Janitorial Services (defined in Exhibit B), (ii) domestic water at those points of supply provided for general office use of tenants in the Building, (iii) electricity for normal, Building Standard office uses subject to Section 12, (iv) elevator service at the times and frequency reasonably required for normal business use of the Premises, (v) lamp and ballast replacement for Building Standard light fixtures, (vi) HVAC service between 8:00 o’clock a.m. and 6:00 o’clock p.m. on Monday through Friday (“Building Standard Hours”), except on New Year’s Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, Christmas Day and other holidays observed by a majority of the tenants of the Building (“Holidays”). If any Holiday falls on a weekend, the Building may observe the Holiday on the preceding Friday or the succeeding Monday. In addition to HVAC service provided during Building Standard Hours, Landlord shall, upon Tenant’s request, provide HVAC service to the Premises between the hours of 8:00 o’clock a.m. and 1:00 o’clock p.m. on Saturday, at no additional charge to Tenant, provided that such request is made no later than 2:00 o’clock p.m. on the immediately preceding day. Tenant may periodically request, and Landlord shall furnish HVAC service on days and at times other than those referred to above, provided Tenant requests such service in accordance with the Project Rules, defined below, then in effect, and agrees to reimburse Landlord for this service at the then existing rate being charged in the Building. If Tenant utilizes services provided by Landlord hereunder in either quantity and/or quality exceeding the quantity and/or quality customarily utilized by normal office uses of comparable premises in the Building, then Landlord may separately meter or otherwise monitor Tenant’s use of such services, and charge Tenant a reasonable amount for such excess usage; such amount shall constitute additional Rent due hereunder within fifteen (15) days of Tenant’s receipt of Landlord’s statement for such excess. Landlord shall not be liable for any damages directly or indirectly resulting from, nor shall any Rent be abated by reason of, the installation, use or interruption of use of any equipment in connection with furnishing any of the foregoing services, or failure to furnish or delay in furnishing any such service. Notwithstanding the foregoing sentence, except in the event of a casualty as provided for in Section 23 of this Lease, in the event of an interruption of any service set forth in this Section 11 that results directly from the gross negligence or willful misconduct of Landlord, its employees or agents, and continues for more than five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of such interruption (the “Initial Interruption Period”), and which results in the Premises, or a portion thereof, becoming untenantable, Rent shall be abated in an equitable and just proportion relative to such interruption from the expiration of the Initial Interruption Period until restoration of such service. The failure to furnish any such services shall not be construed as an eviction of Tenant or relieve Tenant from any of its obligations under this Lease. Notwithstanding the foregoing, in the event such interruption of any service set forth in this Section 11 that results directly from the gross negligence or willful misconduct of Landlord, its employees or agents, and continues for more than one hundred eighty (180) consecutive days after Landlord’s receipt of written notice from Tenant of such interruption, with such period subject to extension for Force Majeure Events and Tenant caused delays, then, provided Tenant is not in Default under this Lease, Tenant shall have the right terminate this Lease by giving written notice to Landlord (1) anytime during the ten (10) day period following the expiration of the aforementioned one hundred eighty (180) day period and (2) prior to Landlord’s restoration of the applicable interrupted service. Tenant shall, at Tenant’s expense, be responsible for cleaning and maintaining any Above Standard improvements or fixtures, including Above Standard Tenant Work, defined below, and Above Standard Initial Improvements, in the Premises.

12. Electrical Usage. (a) Landlord shall supply sufficient electrical capacity to a panel box located in the core of each floor for lighting and for Tenant’s office equipment to the extent that the total demand load at 100% capacity of such lighting and equipment does not exceed six (6) watts per RSF in the Premises (“Electrical Design Load”). If Tenant utilizes any portion of the Premises on a regular basis beyond Building Standard Hours or in any manner in excess of the Electrical Design Load, Landlord shall have the right to separately meter such space and charge Tenant for all excess usage; additionally, Landlord shall have the right, at Tenant’s expense, to separately meter any Above Standard fixture(s) in the Premises, such as water heaters and vending machines, and to charge Tenant for the electricity consumed by such fixture(s). If separate metering is not practical, Landlord may reasonably estimate such excess usage and charge Tenant a reasonable hourly rate. Tenant shall pay to Landlord the cost of all electricity consumed in excess of six (6) watts per RSF in the Premises for the number of hours in the Building Standard Hours for the relevant period, plus any actual accounting expenses incurred by Landlord in connection with the metering or calculation thereof. Tenant shall pay the cost of installing, maintaining, repairing and replacing all such meters. In the event that the level of occupancy of the Premises, or any machinery or equipment located in the Premises, creates unusual demands on the HVAC system serving the Premises, then Tenant may install, and Landlord may require that Tenant install, its own supplemental HVAC unit(s) (“Supplemental HVAC Equipment”) in the Premises, and in either event the installation, maintenance and removal of the Supplemental HVAC Equipment shall be governed by the terms of Exhibit F attached hereto and incorporated herein by this reference.

(b) The term “Electrical Expense Stop” shall mean be $0.70 per RSF of the Premises. Electrical expenses exceeding the Electrical Expense Stop shall be paid by Tenant on the first day of each month as additional rent. Notwithstanding anything contained in this Lease to the contrary, Landlord, at Landlord’s sole discretion, may require, at Tenant’s sole cost and expense, the installation of an electrical check meter (a “Check Meter”) for the Premises, which expense may be deducted from the Allowance, if applicable. The Check Meter will measure all electricity supplied to the Premises (i) to operate lights and light fixtures therein, (ii) to operate equipment and fixtures that are connected to electrical outlets therein and (iii) to operate any supplemental HVAC system or unit that exclusively serves the Premises (or any portion thereof). Landlord shall pay the local electrical utility company prior to delinquency for the electricity supplied to the Premises through the Check Meter; provided, however, in the event the amount paid by Landlord to the local electrical utility company for electricity supplied to the Premises (as measured by the Check Meter) for any given period of time is greater than the allocable portion of the Electrical Expense Stop (allocated to the Premises for the relevant period of time), Landlord may submit an invoice to Tenant periodically for the cost of such excess electricity supplied to the Premises and Tenant shall pay the full invoiced amount (as Additional Rent) to Landlord within ten (10) days after Tenant’s receipt of each such invoice. The following formula shall be used to determine the invoice amount for Tenant’s excess electrical usage in the Premises:

Invoice Amount	=	Total Electrical Costs Per Check Meter -
[(Premises Electrical Expense Stop) x (Number of Days in Period
÷ Number of Days in Year)]

For example, presuming (for purposes of this illustration only) that the (i) rentable square footage of the Premises is ten thousand (10,000) rentable square feet, (ii) Electrical Expense Stop is seventy cents (70¢) per rentable square foot, (iii) Check Meter indicates $2,000.00 of electricity was supplied to the Premises during a given ninety (90) day period and (iv) calendar year in which such ninety (90) day period falls contains three hundred sixty-five (365) days, Landlord shall be entitled hereunder to send an invoice to Tenant in the amount of $273.80 for excess electrical usage in the Premises during such ninety (90) day period, computed as follows:

Invoice Amount	=	$2,000.00 - [($7,000.00) x (90 ÷ 365)]
	=	$2,000.00 - [$7,000.00 x .2466]
	=	$2,000.00 - $1,726.20
	=	$273.80

In computing invoices to be sent to Tenant for electricity supplied to the Premises through the Check Meter, Landlord shall use the same billing rate and structure as used by the local electrical utility company.

13. Communication Lines. Subject to Building design limits and its existing, or then existing, capacity, Tenant may install, maintain, replace, remove or use communications or computer wires and cables which service the Premises (“Lines”), provided: (a) Tenant shall obtain Landlord’s prior written consent, and shall use contractors approved in writing by Landlord, which consent and approval shall not be unreasonably withheld, (b) all such Lines shall be plenum rated and neatly bundled, labeled and attached to beams and not to suspended ceiling grids, (c) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto, including, but not limited to the National Electric Code, and shall not interfere with any then existing Lines at the Building, and (d) Tenant shall pay all costs and expenses in connection therewith. Landlord reserves the right to require Tenant to remove any Lines located in or serving the Premises which violate this Lease or represent a dangerous or potentially dangerous condition, within three (3) business days after written notice. Tenant shall remove all Lines installed by or on behalf of Tenant upon termination or expiration of this Lease. Any Lines that Landlord expressly permits to remain at the expiration or termination of this Lease shall become the property of Landlord without payment of any type. Under no circumstances shall any Line problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.

14. Prohibited Use. Tenant shall not do or permit anything to be done within the Project nor bring, keep or permit anything to be brought or kept therein, which is prohibited by any Laws now in force or hereafter enacted or promulgated, or which is prohibited by any insurance policy or which may increase the existing rate or otherwise affect any insurance which Landlord carries on the Project. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants, or injure or annoy them or use or allow the Premises to be used for any unlawful or objectionable purpose. Tenant shall not commit or suffer to be committed any waste to, in or about the Premises or Project.

15. Legal Requirements; Project Rules. Tenant shall comply with, and shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and its directors, officers, partners, members, shareholders, employees and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees (collectively, “Costs”) incurred by Landlord as a result of the failure by Tenant, its employees, agents or contractors to comply with all Laws relating to the use, condition or occupancy of the Premises now or hereafter enacted, and the Project Rules, defined below. Tenant shall cause its employees, agents and contractors to comply with, and shall use reasonable efforts to cause its invitees to comply with, all Laws applicable to the Project. Tenant shall not cause or permit the use, generation, storage, release or disposal in or about the Premises or the Project of any substances, materials or wastes subject to regulation under any Laws from time to time including, without limitation, flammable, explosive, hazardous, petroleum, toxic or radioactive materials, unless Tenant shall have received Landlord’s prior written consent, which consent Landlord may withhold or revoke at any time in its sole discretion. Tenant shall comply with, and cause its employees, agents and contractors to comply with, and shall use its reasonable efforts to cause its invitees to comply with, the rules and regulations of the Project adopted by Landlord from time to time for the safety, care and cleanliness of the Premises and the Project (“Project Rules”). In the event of any conflict between this Lease and the Project Rules, the provisions of this Lease shall control. Landlord shall not have any liability to Tenant for any failure of any other tenants to comply with the Project Rules. The Project Rules in effect as of the Effective Date are attached hereto as Exhibit C. In the event that any Governmental Authority, ordinance or other Law applicable to the Project requires either Landlord or Tenant to establish and implement a transportation management plan designed to reduce the number of single-occupancy vehicles being used by employees and other permitted occupants of the Building for commuting to and from the Building, then Tenant shall cooperate with Landlord in establishing and implementing such plan. In the event that any Governmental Authority with jurisdiction over the Project requires that modifications be made to the Common Areas as a result of Tenant’s particular use or occupancy of the Premises, then such modifications shall be made by Landlord, and Tenant shall reimburse Landlord, as additional Rent due under this Lease, for Landlord’s reasonable cost incurred in making such modifications, with such reimbursement to be made within thirty (30) days after Tenant’s receipt of Landlord’s statement for such cost.

16. Alterations, Additions and Improvements. After the Commencement Date, Tenant shall not permit, make or allow to be made any construction, alterations, physical additions or improvements in or to the Premises without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld (“Tenant Work”), nor place any signs in the Premises which are visible from outside the Premises, without obtaining the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. For purposes of clarification, Initial Improvements are not considered “Tenant Work” for purposes of this Section 16. Notwithstanding the foregoing, Landlord will not unreasonably withhold its consent to Tenant Work that: (i) is non-structural and does not adversely affect any Building Systems or improvements, (ii) is not visible from the exterior of the Premises, (iii) does not affect the exterior of the Building or any Common Areas, (iv) does not violate any provision of this Lease, (v) does not violate any Laws, and (vi) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or occupant of the Project. Tenant’s plans and specifications and all contractors, subcontractors, vendors, architects and engineers (collectively, “Outside Contractors”) shall be subject to Landlord’s prior written approval. If requested by Landlord, Tenant shall execute a work letter for any such Tenant Work substantially in the form then used by Landlord for construction performed by tenants of the Building. Tenant shall pay Landlord a construction oversight fee in an amount equal to five percent (5%) of the cost and expense of any Tenant Work whether undertaken by Landlord or Tenant; the construction oversight or management fee, if any, applicable to construction of the Initial Improvements shall be governed by the terms of the Work Letter and not by the provisions of this Section. Landlord may hire outside consultants to review such documents and information furnished to Landlord, and Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys’ fees, in an amount not to exceed $2,500.00, within thirty (30) days of demand. Neither review nor approval by Landlord of any plans or specifications shall constitute a representation or warranty by Landlord that such documents either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or any other person or entity for such completeness, suitability or compliance. Tenant shall furnish any documents and information reasonably requested by Landlord, including “as-built” drawings (both in paper and in electronic format acceptable to Landlord) after completion of such Tenant Work. Landlord may impose such conditions on Tenant Work as are reasonably appropriate, including without limitation, compliance with any construction rules adopted by Landlord from time to time, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such Tenant Work, insurance covering Landlord against liabilities which may arise out of such work, plans and specifications, and permits for such Tenant Work. All Building Standard Tenant Work shall become the property of Landlord upon completion and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, unless Landlord shall require removal or restoration of such Tenant Work by Tenant. All Tenant Work that is Above Standard shall be and remain the property of Tenant, and shall be maintained by Tenant in good condition and repair throughout the Term, until the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Tenant Work shall become the property of Landlord and shall be surrendered to Landlord with the Premises, unless Landlord specifies, at the time of the approval of the installation of such Above Standard Tenant Work, that Landlord will require Tenant to remove same upon the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises under the Lease. Any Tenant Work that Tenant is required to remove from the Premises upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease shall be removed at Tenant’s sole expense, and Tenant shall, at Tenant’s expense, promptly repair any damage to the Premises or the Building caused by such removal. Tenant shall not allow any liens to be filed against the Premises or the Project in connection with any Tenant Work. If any liens are filed, Tenant shall cause the same to be released within five (5) days after Tenant’s receipt of written notice of the filing of such lien by bonding or other method acceptable to Landlord. All Outside Contractors shall maintain insurance in amounts and types required by, and in compliance with, Section 20. An ACORD 25 (or its equivalent) certificates of insurance in the most recent edition available evidencing such coverage shall be provided to Landlord prior to commencement of any Tenant Work. All Outside Contractors shall perform all work in a good and workmanlike manner, in compliance with all Laws and all applicable Project Rules and Building construction rules. No Tenant Work shall be unreasonably disruptive to other tenants. Prior to final completion of any Tenant Work, Landlord shall prepare and submit to Tenant a punch list of items to be completed, and Tenant shall diligently complete all such punch list items.

17. Tenant’s Equipment. Except for personal computers, facsimile machines, copiers and other similar office equipment, Tenant shall not install within the Premises any fixtures, equipment or other improvements until the plans and location thereof have been approved by Landlord, such approval not to be unreasonably withheld. The location, weight and supporting devices for any libraries, central filing areas, safes and other heavy equipment shall in all cases be approved by Landlord prior to initial installation or any relocation. Landlord may prohibit any article, equipment or any other item that may exceed the load capacity of the Building from being brought into the Building.

18. Taxes on Tenant’s Property. Tenant shall pay all ad valorem and similar taxes or assessments levied upon all equipment, fixtures, furniture and other property placed by Tenant in the Premises and all license and other fees or taxes imposed on Tenant’s business. If any improvements installed or placed in the Project by, or at the expense of, Tenant result in Landlord being required to pay higher Taxes with respect to the Project than would have been payable otherwise, Tenant shall pay to Landlord, within fifteen (15) days after demand, the amount by which such excess Taxes are reasonably attributable to Tenant.

19. Access. Landlord shall have the right to enter the Premises at all reasonable times in order to inspect the condition, show the Premises, determine if Tenant is performing its obligations hereunder, perform the services or make the repairs that Landlord is obligated or elects to perform hereunder, make repairs to adjoining space, cure any Defaults of Tenant hereunder that Landlord elects to cure, and remove from the Premises any improvements or property placed therein in violation of this Lease. Except in the case of an emergency or to perform routine services hereunder, Landlord shall use reasonable efforts to provide Tenant prior notice of such access.

20. Tenant’s Insurance. Commencing the date Tenant is required to provide Landlord with the certificate of insurance, as provided below, and continuing until the expiration or earlier termination of the Lease Term, Tenant shall carry and maintain at its expense the following insurance coverages with insurance companies reasonably acceptable to Landlord with a rating of A- or better by A.M. Best Company: (i) Commercial General Liability (CGL) Policy (written on an occurrence basis), with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual aggregate covering liability arising from premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under a contract; (ii) Property Damage Insurance on a Causes of Loss-Special Form basis covering on a replacement cost value all Above Standard improvements, fixtures, personal property and equipment located within the Premises; (iii) Business Interruption and Extra Expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to the perils insured against under this section; (iv) Workers’ Compensation insurance policy as required by the applicable state law, and Employers Liability insurance with limits of not less than One Million Dollars ($1,000,000.00); (v) Automobile Liability insurance with single limit coverage of at least $1,000,000 for all owned, leased/hired or non-owned vehicles; (vi) If Tenant will serve or sell alcohol at the Project, a liquor liability insurance policy with minimum coverage of One Million Dollars ($1,000,000.00); and (vii) Excess/Umbrella liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Landlord may also require all Outside Contractors to provide additional types of insurance coverages in amounts and types deemed necessary by Landlord, including, without limitation, construction All-Risk Builder’s risks, Owners and Contractors Protective (OCP) Liability insurance, Professional Errors and Omissions liability insurance, and insurance covering such contractor’s equipment and tools. Each Liability insurance policy required to be maintained hereunder by Tenant shall name the following entities as Additional Insureds: Landlord, Parkway Properties, Inc., Parkway Realty Services, LLC, and their direct and indirect parent companies and subsidiaries and any of their affiliated entities, successors and assigns, as well as their respective current or future directors, officers, employees, partners, members and agents. Tenant’s insurance shall be considered primary, not excess, and non-contributory with Landlord’s insurance policies. Insurance deductibles or retentions should be reasonable and customary for policy holders in similar businesses and locations. An ACORD 25 certificate of such insurance in the most recent edition available and reasonably satisfactory to Landlord, before the earlier of the Commencement Date or ten (10) days after execution of the Lease, reflecting the limits and endorsements required herein, and renewal certificates shall be delivered to Landlord at least ten (10) days prior to the expiration date of any policy. Each policy shall be endorsed to provide notice of nonrenewal to Landlord and shall further provide that it may not be materially altered or canceled without thirty (30) days prior notice to Landlord. Landlord agrees to cooperate with Tenant to the extent reasonably requested by Tenant to enable Tenant to obtain such insurance. Landlord shall have the right to require increased limits if, in Landlord’s reasonable judgment, such increase is necessary. Tenant shall pay all premiums and charges for all of said policies, and, if Tenant shall fail to make any such payment when due or carry any such policy, Landlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord, with interest thereon at the Default Rate, shall be repaid to Landlord by Tenant within ten (10) days following demand therefor, and all such amounts so repayable, together with such interest, shall be deemed to constitute additional Rent hereunder. Payment by Landlord of any such premium, or the carrying by Landlord of any such policy, shall not be deemed to waive or release Tenant from any remedy available to Landlord under this Lease.

21. Landlord’s Insurance. Landlord shall maintain, during the Term of this Lease, (i) a commercial general liability insurance policy of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate, and (ii) a property insurance policy on the “Special” Perils policy form, including theft coverage, written at full replacement cost value and with replacement cost endorsement, covering the Project, including the Building and all Building Standard improvements and fixtures in the Premises, but specifically excluding any Above Standard improvements or fixtures until such time as such Above Standard improvements or fixtures shall become the property of Landlord as provided above, and all personal property, fixtures and improvements therein belonging to Landlord, and (iii) an excess liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Landlord shall not be obligated to insure any property of Tenant.

22. Waiver of Subrogation; Mutual Waiver of Liability. All policies of insurance required to be carried by either party hereunder shall include a waiver of subrogation endorsement, containing a waiver by the insurer of all right of subrogation against the other party in connection with any loss, injury or damage thereby insured against. The waiver of subrogation shall apply regardless of any deductible (or self-insured retention) or self-insurance carried by either party. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waive all rights of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agree to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery. If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer.

23. Casualty. If the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty at any time during the Term and if, after such damage or destruction, Tenant is not able to use the portion of the Premises not damaged or destroyed to substantially the same extent and for the Authorized Use for which the Premises were leased to Tenant hereunder, and within sixty (60) days after Landlord’s receipt of written notice from Tenant describing such damage or destruction Landlord provides notice to Tenant that the Premises, as improved to the extent of the Building Standard improvements existing immediately prior to such destruction or casualty, cannot be repaired or rebuilt to the condition which existed immediately prior to such destruction or casualty within two hundred seventy (270) days following the date of such destruction or casualty, then either Landlord or Tenant may by written notice to the other within thirty (30) days following such notice by Landlord terminate this Lease. Unless such damage or destruction is the result of the negligence or willful misconduct of Tenant or its employees, agents, contractors or invitees, the Rent shall be abated for the period and proportionately to the extent that after such damage or destruction Tenant is not able to use the portion of the Premises damaged or destroyed for the Authorized Use and to substantially the same extent as Tenant used the Premises prior thereto. If this Lease is not terminated pursuant to the foregoing, then upon receiving the available insurance proceeds, Landlord shall restore or replace the damaged or destroyed portions of the Premises, as improved to the extent of the Building Standard improvements existing immediately prior to such destruction or casualty, or Project; Tenant shall restore or replace the improvements to the Premises required to be insured by Tenant hereunder; and this Lease shall continue in full force and effect in accordance with the terms hereof except for the abatement of Rent referred to above, if applicable, and except that the Term shall be extended by a length of time equal to the period beginning on the date of such damage or destruction and ending upon completion of such restoration or replacement. Landlord shall restore or replace the damaged or destroyed portions of the Premises or Project that Landlord is required to restore or replace hereunder within a reasonable time, subject to Force Majeure Events and the availability of insurance proceeds. If either party elects to terminate this Lease as provided in this Section, this Lease shall terminate on the date which is thirty (30) days following the date of the notice of termination as if the Term hereof had been scheduled to expire on such date, and, except for obligations which are expressly stated herein to survive the expiration or earlier termination of this Lease, neither party shall have any liability to the other party as a result of such termination. Landlord shall not be obligated to repair any damage to Above Standard improvements or fixtures, Tenant’s inventory, trade fixtures or other personal property. If the Premises are damaged or destroyed by fire or other casualty caused by the recklessness or willful misconduct of Tenant, its employees, agents, contractors, or invitees, then any repair or restoration of the Premises by Landlord pursuant to the terms of this Section shall be at Tenant’s sole cost and expense. Notwithstanding anything in this Section to the contrary, Landlord shall have no obligation to repair or restore the Premises or the Project on account of damage resulting from any casualty which occurs during the last twelve (12) months of the Term, or if the estimated cost of such repair or restoration would exceed fifty percent (50%) of the reasonable value of the Building prior to the casualty. The abatement of Rent, if applicable hereunder, and termination of this Lease by Tenant, if applicable hereunder, are the sole remedies available to Tenant in the event the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty.

24. Condemnation. If more than fifty percent (50%) of the Premises or if a substantial portion of the Building is taken by the power of eminent domain, then either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other within thirty (30) days after the date of taking; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises or Building taken shall be of such extent and nature as to substantially impair Tenant’s use of the Premises or the balance of the Premises remaining and Landlord is unwilling or unable to provide reasonable replacement space within the Project. In the event of any taking, Landlord shall be entitled to any and all compensation and awards with respect thereto, except for an award, if any, specified by the condemning authority for any claim made by Tenant for property that Tenant has the right to remove upon termination of this Lease. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Rent shall be equitably reduced as to the square footage so taken.

25. Waiver of Claims. Except for the willful misconduct or gross negligence of Landlord, its employees, agents or contractors, Landlord shall not be liable to Tenant for damage to person or property caused by defects in the HVAC, electrical, plumbing, elevator or other apparatus or systems, or by water discharged from sprinkler systems, if any, in the Building, nor shall Landlord be liable to Tenant for the theft or loss of or damage to any property of Tenant whether from the Premises or any part of the Building or Project, including the loss of trade secrets or other confidential information. Landlord agrees to make commercially reasonable efforts to protect Tenant from interference or disturbance by third persons, including other tenants; however, Landlord shall not be liable for any such interference, disturbance or breach, whether caused by another tenant or tenants or by Landlord or any other person, nor shall Tenant be relieved from any obligation under this Lease because of such interference, disturbance or breach. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable. In no event shall Landlord, Parkway Properties LP or Parkway Realty Services, LLC or their directors, officers, shareholders, partners, members, employees, or agents be liable in any manner for incidental, consequential or punitive damages, loss of profits, or business interruption. The waivers in this Section shall survive the expiration or earlier termination of this Lease.

26. Indemnity. Except for claims, rights of recovery and causes of action covered by the waiver of subrogation contained in Section 22 or waived in Section 25, Landlord shall indemnify and hold harmless Tenant and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Landlord or its directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with any such party, relating to the Premises, or arising, wholly or in part, out of any gross negligence or willful misconduct of Landlord, or its directors, officers, shareholders, members, partners, employees, or agents, or any parties contracting with any such party, relating to the Project exclusive of the Premises. If Tenant shall without fault on its part, be made a party to any action commenced by or against Landlord, for which Landlord is obligated to indemnify Tenant hereunder, then Landlord shall protect and hold Tenant harmless from, and shall pay all costs and expenses, including reasonable attorneys’ fees, of Tenant in connection therewith.

Except for claims, rights of recovery and causes of action covered by the waiver of subrogation, Tenant shall indemnify and hold harmless Landlord and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any prohibited use of the Premises or other action, omission, or neglect of Tenant or its Outside Contractors, directors, officers, shareholders, members, partners, employees, agents, invitees, subtenants or guests, or any parties contracting with such party relating to the Project. If Landlord shall without fault on its part, be made a party to any action commenced by or against Tenant, for which Tenant is obligated to indemnify Landlord hereunder, then Tenant shall protect and hold Landlord harmless from, and shall pay all costs, expenses, including reasonable attorneys’ fees, of Landlord in connection therewith.

Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The obligations under this Section shall survive the expiration or earlier termination of this Lease.

27. Non-Waiver. No consent or waiver, express or implied, by Landlord to any breach by Tenant of any of its obligations under this Lease shall be construed as or constitute a consent or waiver to any other breach by Tenant. No consent or waiver, express or implied, by Tenant to any breach by Landlord of any of its obligations under this Lease shall be construed as or constitute a consent or waiver to any other breach by Landlord. Neither the acceptance by Landlord of any Rent or other payment, whether or not any Default by Tenant is then known to Landlord, nor any custom or practice followed in connection with this Lease shall constitute a waiver of any of Tenant’s obligations under this Lease. Failure by Landlord to complain of any act or omission by Tenant or to declare that a Default has occurred, irrespective of how long such failure may continue, shall not be deemed to be a waiver by Landlord of any of its rights hereunder. Failure by Tenant to complain of any act or omission by Landlord, irrespective of how long such failure may continue, shall not be deemed to be a waiver by Tenant of any of its rights hereunder. Time is of the essence with respect to the performance of every obligation of the parties in which time of performance is a factor. No payment by Tenant or receipt by Landlord of an amount less than the Rent due shall be deemed to be other than a partial payment of the Rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to its right to recover the balance of such Rent or pursue any other right or remedy. Except for the execution and delivery of a written agreement expressly accepting surrender of the Premises, no act taken or failed to be taken by Landlord shall be deemed an acceptance of surrender of the Premises.

28. Quiet Possession. Provided Tenant has performed all its obligations, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, subject to the provisions of this Lease.

29. Notices. Each notice required or permitted to be given hereunder shall be in writing and may be personally delivered, sent via nationally recognized overnight courier or placed in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed in each case at the address specified herein. A notice shall be deemed to have been received (a) upon the date of delivery or refusal thereof, if delivered personally or by overnight courier, or (b) if sent by registered or certified mail, (i) the date of delivery of such notice, as indicated on the duly completed United States Postal Service return receipt, if such receipt reflects delivery of such notice, (ii) on the date of refusal of such notice, if the refused notice reflects the date on which such notice is refused, or (iii) three (3) days after mailing of such notice, if the date of delivery of such notice cannot otherwise be established as provided above. Prior to the Commencement Date, the address for notices to Tenant shall be the address set forth in Section 1; after the Commencement Date, the address for Tenant shall be the Premises. Any notices to Landlord shall be addressed and given to Landlord at all of the following addresses:

PKY International Plaza II, LLC

Attn: Managing Director

2202 N. Westshore Blvd., Suite 125

Tampa, FL 33607

with copies to:

PKY International Plaza II, LLC

Attn: Chief Operating Officer

390 North Orange Avenue, Suite 2400

Orlando, Florida 32801

Parkway Realty Services, LLC

Attn: Property Manager, Corporate Center Two

2202 N. Westshore Blvd., Suite 125

Tampa, FL 33607

30. Landlord’s Failure to Perform. If Landlord fails to perform any of its obligations hereunder, Landlord shall not be in default and Tenant shall not have any rights or remedies growing out of such failure unless Tenant gives Landlord written notice setting forth in reasonable detail the nature and extent of such failure and such failure is not cured within thirty (30) days following Landlord’s receipt of such notice or such longer period as may otherwise be provided herein. If such failure cannot reasonably be cured within thirty (30) days, the length for curing shall be extended as reasonably required.

31. Tenant’s Failure to Perform. If Tenant fails to perform any of its obligations hereunder, in addition to the other rights of Landlord, Landlord shall have the right, but not the obligation, to perform all or any part of Tenant’s obligations. Upon receipt of a demand therefor, Tenant shall reimburse Landlord for the reasonable cost of performing such obligations, plus interest thereon at the Default Rate, defined below.

32. Default. “Default” means the occurrence of any one or more of the following: (i) failure of Tenant to pay when due any Rent or other amount required to be paid hereunder, if such failure continues for more than ten (10) days after Tenant’s receipt of written notice thereof from Landlord; provided, however, that Landlord shall not be required to provide Tenant with notice of such failure and the ten (10) day period within which to cure such failure more than twice during the Term, and, at Landlord’s election, a subsequent failure to timely pay the Rent when due shall immediately constitute a Default hereunder; (ii) failure of Tenant, after thirty (30) days written notice, or such other notice period specified in this Lease, to observe and fully perform all of Tenant’s obligations hereunder, other than payment of Rent which is covered above, except as otherwise provided below; (iii) the adjudication of Tenant to be bankrupt; (iv) the filing by Tenant of a voluntary petition in bankruptcy or other similar proceedings; (v) the making by Tenant of a general assignment for the benefit of its creditors; (vi) the appointment of a receiver of Tenant’s interests in the Premises; (vii) any involuntary proceedings instituted against Tenant under any bankruptcy or similar laws, unless such is dismissed or stayed within sixty (60) days thereafter; (viii) if the Tenant is an individual or if the Tenant is controlled by a single individual, the death or incapacity of such individual; (ix) the filing of a voluntary petition in bankruptcy or other similar proceeding by any Guarantor of Tenant’s obligations hereunder, or if such Guarantor is an individual or controlled by a single individual, the death or incapacity of such individual; (x) the voluntary or involuntary dissolution of the Guarantor, or any transaction involving the Guarantor which, if done by Tenant would constitute an assignment by Tenant hereunder, without the written consent of Landlord; or (xi) vacancy of the Premises for more than one hundred eighty (180) consecutive days. Notwithstanding any applicable notice and cure period provided above, Landlord shall not, with respect to the occurrence of any of the events described in subparts (ii) through (xi) above, be required to provide Tenant with notice of such failure and the cure period, if any, that would otherwise be applicable to such failure, more than twice during the Term for substantially the same failure, and, at Landlord’s election, a subsequent occurrence of substantially the same failure shall immediately constitute a Default hereunder.

Upon the occurrence of a Default, Landlord may, at its option and without waiving any other rights available herein, at law, or in equity, require Tenant to pay Rent by (a) wire transfer of funds to an account designated by Landlord or (b) direct draft from Tenant’s account through bank draft, ACH transfer, or other equivalent funds transfer to Landlord’s designated account. Execution of this Lease by Tenant and Landlord shall be evidence of Landlord’s authorization to debit Tenant’s account as set forth herein. Tenant shall provide all necessary information and execute any additional documents requested by Landlord to facilitate payment of Rent by the method designated by Landlord. Tenant’s failure to provide such information or documents within five (5) days after written notice by Landlord shall constitute a Default hereunder.

Upon the occurrence of a Default, Landlord may, at its option, without terminating this Lease, and with or without notice to Tenant, enter into and upon the Premises and, without being liable for any damages as a result thereof, maintain the Premises and repair or replace any damage to the Premises or do anything for which Tenant is responsible hereunder on Tenant’s behalf; and, in such event, Tenant shall reimburse Landlord immediately upon demand for any reasonable expenses which Landlord incurs in effecting Tenant’s compliance under this Lease.

In addition, if a Default occurs, then or at any time thereafter while such Default continues, Landlord, at its option, may, without waiving any other rights available herein, at law, or in equity, either terminate this Lease or terminate Tenant’s right to possession without terminating this Lease. In either event, Landlord may, without additional notice and without court proceedings, reenter and repossess the Premises, and remove all persons and property therefrom using such force as may be reasonably necessary. If Landlord elects to terminate this Lease, it may treat the Default as an entire breach of this Lease and Tenant immediately shall become liable to Landlord for damages for the entire breach in an amount equal to the total Rent and all other payments due for the balance of the Term discounted at the rate of six percent (6%) per annum to the then present value, and all unpaid Rent through the date of such termination. If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Landlord may rent the Premises or any part thereof for the account of Tenant to any person for such rent and for such terms and other conditions as Landlord deems practical, and Tenant shall be liable to Landlord for the amount, if any, by which the total Rent and all other payments herein provided for the unexpired balance of the Term exceed the net amount, if any, received by Landlord from such re-renting, being the gross amount so received less the cost of repossession, re-renting, remodeling and other expenses relating thereto; Tenant shall be and remain liable for such net amount even after an eviction of Tenant from the Premises, should an eviction of Tenant from the Premises occur. Such sums shall be immediately due and payable by Tenant upon demand. In no event shall Tenant be entitled to any rents received by Landlord from reletting the Premises, even if Landlord relets the Premises for an amount exceeding the Rent due from Tenant for the remainder of the unexpired Term. If a Default occurs or in case of any holding over or possession by Tenant of the Premises after the expiration or termination of this Lease, Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in connection therewith including, but not limited to, reasonable attorneys’ fees, court costs and related costs plus interest thereon at the Default Rate, defined below. Actions by Landlord to collect amounts due from Tenant as provided in this Section may be brought at any time, and from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the termination of this Lease. The remedies expressed herein are cumulative and not exclusive, and the election by Landlord to terminate Tenant’s right to possession without terminating this Lease shall not deprive Landlord of the right, and Landlord shall have the continuing right, to terminate this Lease. Upon the occurrence of a Default, Landlord shall have the right to recover from Tenant all damages caused by Tenant’s Default and to pursue all rights and remedies available at law or in equity.

33. Surrender. On the last day of the Term, or upon the earlier termination hereof, Tenant shall peaceably and quietly surrender the Premises to Landlord, in good order and repair, excepting only reasonable wear and tear resulting from normal use. The Premises shall be surrendered free of all items of Tenant’s personal property, and otherwise in the condition required by the terms of this Lease, and the Premises shall be free and clear of any and all liens or encumbrances of any type.

34. Holding Over. If Tenant does not surrender possession of the Premises at the end of the Term or upon earlier termination of this Lease, at the election of Landlord, Tenant shall be a tenant-at-sufferance from day to day and the Rent due during the period of such holdover shall be one hundred fifty percent (150%) of the amount which Tenant was obligated to pay for the immediately preceding month. Landlord shall provide Tenant with at least sixty (60) days’ prior written notice (or, if it is not practicable for Landlord to provide sixty (60) days’ notice, then the greatest amount of notice possible given the circumstances) of a new tenant’s intent to occupy the Premises or commence improvements to the Premises. If, following provision of such notice, Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements to the Premises for a new tenant as a result of Tenant’s holdover, then Tenant shall be liable for all actual damages that Landlord suffers as a result of Tenant’s holding over in the Premises.

35. Removal of Tenant’s Property. Prior to the expiration or earlier termination of the Term, Tenant shall, at Tenant’s expense, remove all of Tenant’s removable trade fixtures and other items of personal property from the Premises. Tenant shall be responsible for any damage to the Premises or Project resulting from removal of any personal property, including Lines, of Tenant. If Tenant does not remove its property prior to termination, then, in addition to its other remedies at law or in equity, Landlord shall have the right to consider the property abandoned and such property may be removed by Landlord, at Tenant’s expense, or at Landlord’s option become its property, and Tenant shall have no further rights relating thereto or for reimbursement therefor.

36. Landlord’s Lien. In addition to and cumulative of Landlord’s statutory lien, Tenant hereby grants to Landlord a security interest in and to all furniture, furnishings, fixtures, equipment (other than computer hard drives), merchandise and other property placed in the Premises by Tenant to secure the performance of Tenant’s obligations under this Lease. At Landlord’s request, Tenant shall execute and cause or permit to be filed in the appropriate public records all documents required to perfect such security interest pursuant to the terms of the Uniform Commercial Code in effect in the state where the Project is located.

37. Interest. All amounts payable by Tenant to Landlord under this Lease, if not paid when due, shall bear interest from the date due until paid at a rate equal to the lesser of fifteen percent (15%) per annum, compounded monthly, or the then maximum lawful rate (“Default Rate”).

38. Assignment and Subletting. Landlord shall have the right to transfer and assign in whole or in part, by operation of law or otherwise, its rights and obligations hereunder whenever Landlord, in its sole judgment, deems it appropriate without any liability to Tenant, and Tenant shall attorn to any party to which Landlord transfers its rights and obligations hereunder or the Building. Any sale, conveyance or transfer of the Building or Project will operate to release Landlord from liability from and after the effective date of such sale, conveyance, transfer or assignment upon all of the covenants, terms and conditions of this Lease, express or implied, except for those liabilities that arose prior to the effective date of such sale, conveyance, transfer or assignment. After such effective date, Tenant will look solely to Landlord’s successor in interest in and to this Lease.

Tenant shall not assign, transfer, mortgage, pledge or otherwise encumber this Lease, or any interest herein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or permit any other party to occupy or use the Premises, or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. The Landlord’s consent shall not be considered unreasonably withheld if: (i) the proposed subtenant’s or assignee’s financial responsibility or insurance does not meet the same criteria Landlord uses to select comparable Building tenants; (ii) the proposed subtenant’s or assignee’s business is not, in the Landlord’s reasonable good faith judgment, suitable for the Building considering the business of the other tenants and the Building’s prestige; (iii) the proposed use is inconsistent with the Authorized Use permitted by Section 3; or (iv) the proposed subtenant or assignee is an occupant of the Building, or if the proposed subtenant or assignee, whether or not an occupant of the Building, is in discussions with Landlord regarding the leasing of space within the Building. Whether or not Landlord consents to any proposed assignment or subletting of any portion of the Premises, Tenant shall timely pay Landlord’s review and processing fee of $750.00 (“Sublease/Assignment Processing Fee”) in addition to any reasonable professional fees (including, without limitation, legal, architectural, engineering, and consulting fees) incurred by Landlord in connection with such proposed assignment or subletting not to exceed $2,500.00 (“Sublease/Assignment Professional Fees”). The Sublease/Assignment Processing Fee shall be paid by Tenant simultaneously with each request by Tenant to assign or sublease any portion of the Premises. The Sublease/Assignment Professional Fees shall, at Landlord’s option, be paid by Tenant (a) prior to Landlord’s denial or execution of a consent to the proposed assignment or subletting or (b) within ten (10) days of Tenant’s receipt of an invoice from Landlord for such fees. Any subletting of the Premises or assignment of the Lease by Tenant in violation of the provisions of this Section 38 shall constitute a Default.

A “Change in Control” of Tenant shall be deemed for purposes of this Lease to constitute an assignment of this Lease by Tenant which shall require the consent of Landlord and entitle Landlord to exercise its options as provided hereunder. As used in this Section, a “Change in Control” shall be deemed to have occurred when: (x) any person, after the date hereof, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting interests or equity interests of Tenant and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting or equity interests representing 50% or more of the total voting interest or equity interest of all of the then-outstanding equity interests or voting interests of Tenant; (y) the stockholders, partners, members or other equity holders of Tenant shall approve a merger, consolidation, recapitalization, or reorganization of Tenant, or consummation of any such transaction if equity holder approval is not sought or obtained; or (z) the stockholders, partners, members or other equity holders of Tenant shall approve a plan of complete liquidation of Tenant or an agreement for the sale or disposition by Tenant of all or a substantial portion of such entity’s assets (i.e., 50% or more of the total assets of such entity).

If Tenant desires to assign this Lease or sublease the Premises, Tenant shall provide Landlord notice in writing at least thirty (30) days in advance of the date on which Tenant desires such assignment or sublease to take effect. Tenant’s notice shall include (A) the name and address of the proposed subtenant or assignee; (B) the nature of the proposed subtenant’s or assignee’s business it will operate in the Premises; (C) the terms of the proposed sublease or assignment; and (D) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee. Landlord shall, within twenty (20) days after receiving such information, give notice to the Tenant to (i) permit or deny the proposed sublease or assignment or (ii) terminate this Lease as to the space so affected as of the date specified in Tenant’s notice (and as to option (ii) only, Tenant will be relieved of all further obligations hereunder as to the terminated space). If Landlord does not give notice within the thirty (30) day period, then Landlord shall be deemed to have consented to the sublease or assignment upon the terms provided in Tenant’s notice.

Notwithstanding an assignment or subletting (i) subleases and assignments by Tenant shall be subject to the terms of this Lease; (ii) Tenant shall remain liable for all of the obligations of “Tenant” under this Lease; (iii) consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and (iv) fifty percent (50%) of the consideration received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord hereunder, excluding reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of improvements made to the Premises at Tenant’s cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant directly related to Tenant’s obtaining an assignee or sublessee, shall also be paid to Landlord. Tenant shall pay such amount to Landlord at the beginning of each calendar month. Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of the payments under this Section. If Tenant has sublet the Premises, and thereafter a Default occurs hereunder, Landlord may proceed to collect any rent thereafter becoming due to Tenant under the sublease directly from the subtenant; in which event such collected rent shall be applied by Landlord to the Rent due from Tenant to Landlord hereunder; provided, however, that the collection of rent from Tenant’s subtenant shall not create a privity of contract between Landlord and such subtenant.

If the proposed sublessee or assignee is approved by Landlord and Tenant fails to enter into the sublease or assignment with the approved sublessee or assignee within ninety (90) days after the date Tenant submitted its proposal to Landlord, then Landlord’s approval shall expire, and Tenant must comply again with the conditions of this Section. Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Premises, no sublessee or assignee may exercise any renewal options, expansion options, rights of first refusal or similar rights except in accordance with a separate written agreement entered into directly between the Landlord and such sublessee or assignee provided Tenant continues to be liable for the performance of all obligations hereunder, as increased or otherwise affected by the exercise of such rights. Tenant may not exercise any renewal options, expansion options, rights of first refusal or similar rights under this Lease if Tenant has assigned all of its interest in this Lease excepting transfers as set forth in the following paragraph of this Section 38.

Notwithstanding the foregoing, Tenant may assign this Lease or sublease part or all of the Premises without Landlord’s consent to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Tenant at the Commencement Date; or (ii) any corporation or limited liability company resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant’s assets as a going concern of the business that is being conducted on the Premises; provided however, the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, is as creditworthy as the Tenant, and continues the same Authorized Use as provided under Section 3 of this Lease.

39. Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof, shall not work a merger, but shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in such subleases or subtenancies.

40. Limitation of Liability. Notwithstanding anything herein to the contrary, Tenant’s sole and exclusive method of collecting on any judgment Tenant obtains against Landlord, or any other award made to Tenant in any judicial process requiring the payment of money by Landlord for the failure of Landlord to perform any of its obligations, shall be to proceed against the interests of Landlord in and to the Project. Therefore, Tenant hereby agrees that no personal or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord for payment or performance of any obligations hereunder, including, without limitation, any Landlord indemnity obligations under Section 26. The obligations under this Section shall survive the expiration or earlier termination of this Lease.

41. Subordination. The rights and interests of Tenant under this Lease and in and to the Premises shall be subject and subordinate to all easements and recorded restrictions, covenants, and agreements pertaining to the Project, or any part thereof, and to all deeds of trust, mortgages, and other security instruments and to all renewals, modifications, consolidations, replacements and extensions thereof (the “Security Documents”) heretofore or hereafter executed by Landlord covering the Premises, the Building or any part of the Project, to the same extent as if the Security Documents had been executed, delivered and recorded prior to the execution of this Lease. After Tenant’s receipt of a notice from Landlord that it has entered into one or more Security Documents, then, during the term of such Security Documents, Tenant shall deliver to the holder or holders of all Security Documents a copy of all notices to Landlord and shall grant to such holder or holders the right to cure all defaults, if any, of Landlord hereunder within the same time period provided in this Lease for curing such defaults by Landlord and, except with the prior written consent of the holder or holders of the Security Documents, shall not surrender or terminate this Lease except pursuant to a right to terminate expressly set forth in this Lease. Tenant shall attorn to any holder of any Security Documents or its successor in interest by foreclosure or otherwise. The provisions of this subsection shall be self-operative and shall not require further agreement by Tenant; however, at the request of Landlord, Tenant shall execute such further documents as may be required by the holder of any Security Documents. Landlord agrees to use commercially reasonable efforts to assist Tenant, at Tenant’s cost and expense, in obtaining a subordination, non-disturbance and attornment agreement from Landlord’s mortgagee on such mortgagee’s then standard form. At any time and from time to time upon not less than ten (10) days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to the Landlord a written estoppel certificate certifying: (i) the Rentable Area of the Premises, (ii) the Commencement Date and Expiration Date of this Lease, (iii) the Base Rent, Base Year and Additional Rent, (iv) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified and stating the modifications, (v) whether or not the Landlord is in default in the keeping, observance or performance of any covenant, agreement, term, provision or condition of this Lease and, if so, specifying each such default, (vi) that Tenant has unconditionally accepted and occupied the Premises, (vii) that all requirements of the Lease have been complied with and no charges, set-offs or other credits exist against any rentals, (viii) that Tenant has not assigned, pledged, sublet, or otherwise transferred any interest in this Lease; and (ix) such other matters as Landlord may reasonably request, it being intended that any such statement may be relied upon by Landlord, any prospective purchaser, mortgagee or assignee of any mortgage of the Building or the Project or of the Landlord’s interest therein.

42. Legal Interpretation. This Lease shall be interpreted and enforced in accordance with the laws of the state where the Project is located. The determination that any provision of this Lease is invalid, void, illegal, or unenforceable shall not affect or invalidate the remainder. All obligations of the parties requiring any performance after the expiration of the Term shall survive the expiration or earlier termination of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. If Tenant consists of two or more parties, then all parties comprising the Tenant shall be jointly and severally liable for all obligations of Tenant hereunder. Should any provisions of this Lease require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of a rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of both parties hereto have participated in the preparation of this Lease.

43. Use of Names and Signage. Tenant shall not have the right to use the name of the Project or Building except in connection with Tenant’s address, and then such terms cannot be emphasized or displayed with more prominence than the rest of such address. Landlord shall have the right to change the name of the Building or Project whenever Landlord in its sole judgment deems appropriate without any consent of or liability to Tenant. Any signage of Tenant within its Premises is subject to the prior written approval of Landlord which shall not be unreasonably withheld, conditioned or delayed; provided in all cases, Tenant shall be solely responsible for ensuring that such signage complies with all applicable Laws and for all costs and expenses relating to any such signage, including, without limitation, design, installation, any operating costs, maintenance, cleaning, repair and removal. Tenant shall be obligated to pay the cost and expense of repairing any damage associated with the removal of any such signage. Tenant shall have no right to place any signage outside the Premises, on the exterior of the Building or elsewhere in the Project. Landlord, at Landlord’s cost, shall provide Tenant with Building Standard signage located (a) in the Building’s lobby and (b) at the suite entrance to the Premises. Provided Tenant is not in Default under the Lease, and Tenant continues to lease at least 17,051 rentable square feet of space in the Building, Landlord shall install Tenant’s company name on one (1) Building Standard display panel on the Building’s directional monument sign located between the parking garage and Building existing as of the Effective Date (the “Monument Sign”), provided that (i) the location of such panel shall be as determined by Landlord, (ii) Tenant’s display panel shall not be larger than the display panel of any other tenant of the Building on the Monument Sign, and (iii) Tenant’s display panel shall comply with all applicable Laws, with Landlord otherwise retaining the right to determine the design, style, color, shape, material, and size of such display panel. The monument signage right granted herein is not exclusive and Landlord reserves the right to grant monument signage rights to others. Notwithstanding anything contained herein to the contrary, (x) Landlord shall have the right to update, modify, relocate, replace, repair and otherwise change the Monument Sign so long as Tenant retains the right to display its company name on such sign, and (y) in the event that at any time the Monument Sign ceases to exist, or is damaged in whole or in material part, then Landlord shall be under no duty or obligation to repair or replace the Monument Sign.

44. Relocation. Landlord reserves the right to relocate the Premises to reasonably comparable space within the Project. Landlord will give Tenant written notice of its intention to relocate the Premises, and Tenant will complete such relocation within sixty (60) days after receipt of such notice. Upon relocation, this Lease will be amended by deleting the description of the original Premises and substituting for it a description of such new space. Landlord agrees to reimburse Tenant for its actual reasonable moving costs within the Project, the reasonable costs of reprinting reasonable quantities of stationery, and the costs of rewiring for telephone and computers comparable to the original Premises. Notwithstanding the foregoing, provided Tenant is not in Default under the Lease, and Tenant continues to lease at least 17,051 rentable square feet of space in the Building, Landlord shall not have the right to relocate Tenant pursuant to this Section 44.

45. Brokerage Fees. Landlord’s Broker represents Landlord’s interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Landlord’s Broker and Landlord prior to full execution of this Lease. Landlord’s Broker does not represent Tenant in this transaction. If Tenant is represented by a broker in this transaction, as disclosed in Section 1(p) of this Lease, then Tenant’s Broker represents Tenant’s interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Tenant’s Broker and Landlord prior to full execution of this Lease. Tenant warrants and represents that it has had no dealings with any broker in connection with the negotiation or execution of this Lease other than Landlord’s Broker and, if applicable, Tenant’s Broker. Except as expressly provided above, Landlord will not be responsible for, and Tenant will indemnify, defend, and hold Landlord harmless from and against, any brokerage or leasing commission or finder’s fee claimed by any party in connection with this Lease.

46. Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord and its successors and assigns, and Tenant and its permitted successors and assigns.

47. Force Majeure. Except for the payment of Rent or any other sum due hereunder, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including, without limitation, labor disputes, government regulations, fire or casualty, acts of terrorism, inability to obtain any materials or services, or acts of God (collectively, “Force Majeure Events”).

48. Parking. While Tenant is occupying the Premises and is not in Default, Tenant shall have the right in common with other tenants to use the Parking Spaces in the Building’s Parking Facility indicated in Section 1, subject to any applicable parking rules and regulations promulgated from time to time. If requested by Landlord, Tenant shall execute a separate parking license agreement detailing Landlord’s and Tenant’s rights and obligations with respect to the Parking Spaces. Tenant shall be entitled to use only the number of spaces allocated to Tenant by the Parking Ratio. Nothing herein contained shall be construed to grant to Tenant any estate in real property nor the exclusive right to a particular parking space, but rather as a license only.

49. Rooftop Antenna. Tenant shall have no right to place any microwave, satellite or other type of antenna on the roof or exterior of the Building without the prior written consent of Landlord which may be withheld or conditioned in Landlord’s sole and absolute discretion. Landlord expressly reserves the right to charge a fee relating to each such device.

50. Attorneys’ Fees. If Tenant fails to pay any Rent or other sum due under this Lease, or fails to perform an obligation of Tenant hereunder, and Landlord engages an attorney to collect such sum or enforce such obligation, then, in addition to such sums, Tenant shall also pay Landlord’s reasonable attorneys’ fees and other reasonable costs and expenses incurred in such engagement. If Landlord and Tenant litigate any provision of this Lease or the subject matter hereof, the unsuccessful party will pay to the successful party all costs and expenses, including reasonable attorneys’ fees and expenses and court costs, incurred by the successful party, including any cost incurred by the successful party on appeal; provided, however that a recovery of attorneys’ fees by Landlord under this sentence shall include, but shall not duplicate, the recovery by Landlord of its reasonable attorneys’ fees and other reasonable costs and expenses of collection permitted under the first sentence of this Section.

51. Tenant Certification. Tenant certifies that, as of the Effective Date hereof: (i) neither it nor its officers, directors, or controlling owners is listed as a “Specifically Designated National or Blocked Person” (“SDN”) on the SDN list maintained and updated from time to time on the United States Treasury Department’s website (the “SDN List”), or is otherwise a banned or blocked person, entity, or nation pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“OFAC”), or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist; (ii) neither it nor its officers, directors, or controlling owners, is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation that is listed on the SDN List or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, SDN or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC; (iii) neither it nor its officers, directors, or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; (iv) neither it nor its officers, directors, or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act, or any regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”); and (v) neither it nor its officers, directors, or controlling owners is an entity with whom Landlord is prohibited from transacting business under any of the Anti-Terrorism Laws.

Tenant further certifies that, during the Term of this Lease (and any extensions thereof), Tenant will not violate any of the Anti-Terrorism Laws, and it will not do business with any entity that violates any of the Anti- Terrorism Laws. Upon the request of Landlord from time to time during the Term (and any extensions thereof), Tenant shall execute and return to Landlord a certificate stating that Tenant is then in compliance with the provisions of this section of the Lease.

Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord and its directors, officers, partners, members, shareholders, employees, and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees and costs, incurred by Landlord or its directors, officers, partners, members, shareholders, employees, or agents as a result of the breach of the foregoing certification. Moreover, to the extent any provision of this section of the Lease is breached during the Term of this Lease (and any extensions thereof), Landlord may, at its sole option, immediately terminate this Lease without payment or obligation to Tenant.

52. Memorandum of Lease. Except for a memorandum of lease to be recorded at Landlord’s request, neither this Lease, nor a memorandum of this Lease, shall be recorded in any public real estate records.

53. Financial Statements. Upon request, but no more than once per Lease Year, Landlord may require Tenant to provide Landlord with Tenant’s then current financial statements. If required, such financial statements shall be prepared in accordance with generally accepted accounting principles, and, if it is required by law or it is the normal practice of Tenant, such financial statements shall be audited by an independent certified public accountant. If such financial statements are not audited, they shall be certified as being true and correct by Tenant’s chief financial officer.

54. Waiver of Jury Trial. To the extent permitted by applicable law, in the event of any litigation between the parties hereto, to the extent that a trial by jury would be available as to any matters in such litigation, the parties hereby expressly waive the right to a trial by jury as to such matters, and hereby agree not to demand a jury trial as to any such matters in such litigation.

55. Radon Gas. Tenant hereby acknowledges receipt of the following notice as required by Chapter 88- 285, Laws of Florida: RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

56. Governing Law. This Lease shall be performed in the state where the Premises are located, and the terms of this Lease shall be governed by and construed in accordance with the laws of such state.

57. Entire Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect. Tenant agrees that in entering into this Lease and accepting the Premises, it relies solely upon the representations and agreements contained in this Lease, the exhibits attached hereto and the written agreements, if any, executed contemporaneously herewith. This Lease, including the Exhibits which are attached hereto and a part hereof, constitutes the entire agreement of the parties and shall not be conditioned, modified or supplemented except by a written agreement executed by both parties.

58. Multiple Counterparts: Electronic Signatures. This Lease may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. The counterparts of this Lease may be executed by electronic signatures and may be delivered electronically by any party to any other party and the receiving party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received.

59. No Liens. Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject the estate of Landlord to liability under the Construction Lien Law of the State of Florida, it being expressly understood that the Landlord’s estate shall not be subject to such liability. Tenant shall strictly comply with the Construction Lien Law of the State of Florida as set forth in Chapter 713, Florida Statutes as to any work undertaken by Tenant in the Building. Any Notice of Commencement filed by or on behalf of Tenant shall contain, in bold print the following “The interest of Landlord in the Premises and Property shall not be subject in any way to any liens for improvements or other work performed by or on behalf of any Tenant.” Notwithstanding the foregoing, Tenant at its expense shall cause any lien filed against the Premises, the Building or the Project for work, services or materials claimed to have been furnished to or for the benefit of Tenant to be satisfied or transferred to bond within fifteen (15) days after Tenant’s having received notice thereof. In the event that Tenant fails to satisfy or transfer to bond such claim of lien within said fifteen (15) day period, Landlord may do so and thereafter charge Tenant as additional Rent, all costs incurred by Landlord in connection with the satisfaction or transfer of such claim, including reasonable attorney’s fees. Further, Tenant agrees to indemnify, defend, and save the Landlord harmless from and against any damage to and loss incurred by Landlord as a result of any such contractor’s claim of lien. If so requested by Landlord, Tenant shall execute a short form or memorandum of this Lease, which may, in Landlord’s sole discretion be recorded in the Public Records of Hillsborough County for the purpose of protecting Landlord’s estate from contractors’ Claims of Lien, as provided in Chapter 713.10, Florida Statutes. In the event such short form or memorandum of this Lease is executed, Tenant shall simultaneously execute and deliver to Landlord an instrument in recordable form terminating Tenant’s interest in the real property upon which the Premises are located, which instrument may be recorded by Landlord at the expiration or earlier termination of the term of this Lease. Any security deposit paid by Tenant may be used by Landlord for the satisfaction or transfer of any Contractor’s Claim of Lien, as provided in this Paragraph. This Paragraph shall survive the expiration or earlier termination of this Lease.

[Signatures appear on next page]

IN WITNESS WHEREOF, this Lease is executed and, except as otherwise expressly provided herein, all provisions shall be effective, as of the Effective Date.

WITNESSES:		“Landlord”

PKY INTERNATIONAL PLAZA II, LLC, a Delaware limited liability company

By:

Printed Name:	Ginger Gelsheimer	Name:	Kyle S. Burd

		Title:	Vice President

Printed Name:	Dianne Lipford

“Tenant”
WITNESSES:
FLEETMATICS USA, LLC, a Delaware limited liability company

By:

Printed Name:	David Forney	Name:	Stephen Lifshatz

		Title:	CFO

Printed Name:	Anne Clark

EXHIBIT A

FLOOR PLAN

17.051 RSF

EXHIBIT B

CLEANING AND JANITORIAL SERVICES

NIGHTLY CLEANING	1.	Empty all waste receptacles, clean as necessary.
	2.	Vacuum all carpeted traffic areas and other areas as needed.
	3.	Dust furniture, files, fixtures, etc.
	4.	Damp wipe and polish all glass furniture tops.
	5.	Remove finger marks and smudges from vertical surfaces.
	6.	Clean all water coolers.
	7.	Sweep all private stairways nightly, vacuum if carpeted.
	8.	Damp mop spillage in office and public areas as required.

WEEKLY CLEANING	1.	Twice weekly, detail vacuum all rugs and carpeted areas.
	2.	Once weekly, dust all cleared surfaces of furniture, files, fixtures, etc.

WASH ROOMS (NIGHTLY)	1.	Damp mop, rinse and dry floors nightly.
	2.	Scrub floors as necessary.
	3.	Clean all mirrors, bright work and enameled surfaces nightly.
	4.	Wash and disinfect all fixtures.
	5.	Damp wipe and disinfect all partitions, tile walls, etc.
	6.	Empty and sanitize all receptacles.
	7.	Fill toilet tissue, soap, towel, and sanitary napkin dispensers.
	8.	Clean flushometers and other metal work.
	9.	Wash and polish all wall partitions, tile walls and enamel surfaces from trim to floor monthly.
	10.	Vacuum all louvers, ventilating grilles and dust light fixtures monthly.

FLOORS	1.	Ceramic tile, marble and terrazzo floors to be swept nightly and washed or scrubbed as needed.
	2.	Vinyl floors and bases to be swept nightly.
	3.	Tile floors to be waxed and buffed monthly.
	4.	All carpeted areas and rugs to be detailed vacuumed twice weekly and all carpeted traffic areas and other areas as needed to be vacuumed nightly.
	5.	Carpet shampooing will be performed at Tenant’s request and billed to Tenant.

GLASS	1.	Clean inside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
	2.	Clean outside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
	3.	Clean glass entrance doors and adjacent glass panels nightly.

HIGH DUSTING (QUARTERLY)	1.	Dust and wipe clean all closet shelving when empty.
	2.	Dust all picture frames, charts, graphs, etc.
	3.	Dust clean all vertical surfaces.
	4.	Damp dust all ceiling air conditioning diffusers.
	5.	Dust the exterior surfaces of lighting fixtures.

DAY SERVICE	1.	Check men’s washrooms for toilet tissue replacement.
	2.	Check ladies’ washrooms for toilet tissue and sanitary napkin replacements.
	3.	Supply toilet tissue, soap and towels in men’s and ladies’ washrooms.

Neither Landlord nor the janitorial company will be responsible for removing items from surfaces in order to dust them. It is understood that while dusting is completed nightly in the common areas, it is only completed in the Premises once a week and on no particular day. In addition, neither Landlord nor the janitorial company will be responsible for moving, dusting or cleaning any computer, copier, printer or other office equipment. Notwithstanding anything herein to the contrary, it is understood that no services of the character provided for in this Exhibit shall be performed on Saturdays, Sundays or Holidays.

EXHIBIT C

RULES AND REGULATIONS OF BUILDING

1. No smoking shall be permitted within any portion of the Building or within twenty (20) feet of the Building’s exterior doors, including tenant spaces and common areas. No liquid, gaseous or gellied flammable materials that generate high heat or open flames shall be brought into or used within the Building. No candles, incense or other heat, smoke or open flame objects shall be used within the Building or on the Project.

2. Landlord may provide and maintain a directory for all tenants of the Building. No signs, advertisements or notices visible to the general public shall be permitted within the Project without the prior written consent of Landlord. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice placed in violation of this rule without notice to and at the expense of the applicable tenant.

3. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for any purpose other than ingress and egress to and from the leased premises and for going from one to another part of the Building. At no time shall any tenant permit its employees, agents, contractors or invitees to loiter in common areas or elsewhere in or about the Building or Project.

4. Corridor doors, when not in use, shall be kept closed.

5. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, food or other unsuitable material shall be thrown or placed therein. Every tenant shall be responsible for ensuring that its employees, agents, contractors and invitees utilize Common Area restrooms in accordance with generally accepted practices of health, cleanliness and decency.

6. Landlord shall provide all locks for doors into each tenant’s leased area, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord’s prior written consent. Two keys for each lock on the doors in each tenant’s leased area shall be furnished by Landlord. Additional keys shall be made available to tenants at the cost of the tenant requesting such keys. No tenant shall have any duplicate keys made except by Landlord. All keys shall be returned to Landlord at the expiration or earlier termination of the applicable lease.

7. A tenant may use microwave ovens and coffee brewers in kitchen or break areas. Except as expressly authorized by Landlord in writing, no other appliances or other devices are permitted for cooking or heating of food or beverages in the Building. No portable heaters, space heaters or any other type of supplemental heating device or equipment shall be permitted in the Building. All tenants shall notify their employees that such heaters are not permitted.

8. All tenants will refer all contractors, subcontractors, contractors’ representatives and installation technicians who are to perform any work within the Building to Landlord before the performance of any work. This provision shall apply to all work performed in the Building including, but not limited to installation of telephone and communication equipment, medical type equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.

9. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by a tenant of any heavy equipment, bulky material or merchandise which require the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. A tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be performed in the manner stated by Landlord.

10. All deliveries to or from the Building shall be made only at such times, in the manner and through the areas, entrances and exits designated by Landlord.

11. No portion of any tenant’s leased area shall at any time be used for steeping or lodging quarters. No birds, animals or pets of any type, with the exception of guide dogs accompanying visually impaired persons, shall be brought into or kept in, on or about any tenant’s leased area.

12. No tenant shall make or permit any unreasonably loud or improper noises in the Building or otherwise interfere in any way with other tenants or persons having business with them.

13. Each tenant shall endeavor to keep its leased area neat and clean. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, stairways or other common areas, nor shall tenants place any trash receptacles in these areas.

14. No tenant shall employ any person for the purpose of cleaning other than the authorized cleaning and maintenance personnel for the Building unless otherwise approved in writing by Landlord. The work of cleaning personnel shall not be hindered by a tenant after 5:30 PM local time, and such cleaning work may be done at any time when the offices are vacant. Exterior windows and common areas may be cleaned at any time.

15. To insure orderly operation of the Building, Landlord reserves the right to approve all concessionaires, vending machine operators or other distributors of cold drinks, coffee, food or other concessions, water, towels or newspapers. No tenant shall install a vending machine in the Building without obtaining Landlord’s prior written approval, which shall not be unreasonably withheld; provided, however, any vending machine installed in the Building shall not exceed the weight load capacity of the floor where such machine is to be installed; and, Landlord reserves the right to require that such vending machine be separately metered in accordance with this Lease, and that such vending machine be equipped with an automatic device that reduces the power consumption of such machine during non-peak hours of use of such machine.

16. Intentionally omitted.

17. All tenants shall exercise reasonable precautions in protection of their personal property from loss or damage by keeping doors to unattended areas locked. Tenants shall also report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery and shall also notify the Building Manager and security personnel of the presence of any persons whose conduct is suspicious or causes a disturbance. The tenant shall be responsible for notifying appropriate law enforcement agencies of any theft or loss of any property of tenant or its employees, agents, contractors, or invitees.

18. All tenants, their employees, agents, contractors and invitees may be called upon to show suitable identification and sign a building register when entering or leaving the Building at any and all times designated by Landlord form time to time, and all tenants shall cooperate fully with Building personnel in complying with such requirements.

19. No tenant shall solicit from or circulate advertising material among other tenants of the Building except through the regular use of the U.S. Postal Service. A tenant shall notify the Building Manager or the Building personnel promptly if it comes to its attention that any unauthorized persons are soliciting from or causing annoyance to tenants, their employees, guests or invitees.

20. Landlord reserves the right to deny entrance to the Building or remove any person or persons from the Building in any case where the conduct of such person or persons involves a hazard or nuisance to any tenant of the Building or to the public or in the event or other emergency, riot, civil commotion or similar disturbance involving risk to the Building, tenants or the general public.

21. Unless expressly authorized by Landlord in writing, no tenant shall tamper with or attempt to adjust temperature control thermostats in the Building. Upon request, Landlord shall adjust thermostats as required to maintain the Building Standard temperature.

22. All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by noon on the day desired for weekday requests, by noon Friday for weekend requests, and by 2 p.m. on the preceding business day for Holiday requests.

23. Tenants shall only utilize the termite and pest extermination service provided, designated or approved by Landlord.

24. No tenant shall install, operate or maintain in its leased premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building.

25. Parking in the Parking Facility shall be in compliance with all parking rules and regulations including any sticker or other identification system established by Landlord. Failure to observe the rules and regulations shall terminate an individual’s right to use the Parking Facility and subject the vehicle in violation to removal and/or impoundment. Parking stickers or other forms of identification supplied by Landlord shall remain the property of Landlord and not the property of a tenant and are not transferable. The owner of the vehicle or its driver assumes all risk and responsibility for damage, loss or theft to vehicles, personal property or persons while such vehicle is in the Parking Facility.

26. Each tenant shall observe Landlord’s reasonable rules with respect to maintaining standard window coverings at all windows in its leased premises so that the Building presents a uniform exterior appearance. Each tenant shall ensure that to the extent reasonably practical, window coverings are closed on all windows in its leased premises while they are exposed to the direct rays of the sun.

27. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes and except as may be needed or used by a physically handicapped person.

28. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT D TO LEASE

WORK LETTER

This Work Letter supplements the Lease to which this Work Letter is attached and, together with the Lease, governs the construction of the Initial Improvements to the Premises. All capitalized terms appearing in this Work Letter shall have the same meaning as those appearing in the Lease, except as expressly modified herein.

1.	Initial Improvements

a.	The design and construction of the improvements shown in the Construction Documents defined below (the “Initial Improvements”) shall be at the expense of Landlord, except as otherwise provided below. The Construction Documents shall be based on the space plan attached to this Work Letter as Exhibit D-1 (the “Space Plan”), and the scope of construction and Building Standard materials to be used in connection with such construction designated on Exhibit D-2 to this Work Letter (the “Scope of Construction”).

b.	The cost of the Initial Improvements shall include all “hard” construction costs (e.g., materials) and related “soft” costs (e.g., architectural fees, construction management fees and other indirect construction costs incurred by Landlord or its contractor in constructing the Initial Improvements). In connection with the services to be provided by Landlord hereunder, a construction management fee equal to five percent (5%) of the total cost of the Initial Improvements shall be paid to Parkway Realty Services, LLC (an affiliate of Landlord) (the “Construction Management Fee”). The total amount of the hard and soft construction costs and the Construction Management Fee is referred to herein as the “Improvement Costs.”

c.	All Improvement Costs shall be paid by Landlord, except to the extent the Improvement Costs are increased as a result of (i) any change requested by Tenant to the Space Plan, the Scope of Construction or the Final Construction Documents, defined below, or (ii) Tenant Delay, defined below, in either of which instances such excess costs (the “Excess Costs”) shall be Tenant’s responsibility, and Tenant shall pay such Excess Costs to Landlord within ten (10) days after Tenant’s receipt of Landlord’s invoice for such Excess Costs.

2.	Construction Documents

a.	The parties acknowledge that they have approved the Space Plan for the Premises attached to this Work Letter as Exhibit D-1 and the Scope of Construction attached to this Work Letter as Exhibit D-2. Neither review nor approval by Landlord of the Space Plan or the Scope of Construction shall constitute a representation or warranty by Landlord that such documents are either (i) complete or suitable for their intended purpose or (ii) comply with applicable Laws.

b.	Landlord’s architect shall prepare a set of construction documents sufficient for permitting and obtaining bids for the construction and installation of the Initial Improvements (the “Construction Documents”). Tenant shall have five (5) business days from receipt of the Construction Documents to review and approve the Construction Documents, and thereafter the approved Construction Documents shall be the “Final Construction Documents.”

c.	Tenant shall not, without Landlord’s prior written approval, make any changes to the Final Construction Documents.

3.	Construction of Initial Improvements

a.	Upon the full execution of the Lease and the approval by both parties of the Final Construction Documents, Landlord shall proceed to construct the Initial Improvements in accordance with the Final Construction Documents.

b.	If Tenant desires to change the Final Construction Documents, Tenant shall, at its expense, provide to Landlord plans and specifications for such change(s). All such plans and specifications shall be subject to Landlord’s written approval, which will not be unreasonably withheld. In the event any such approved change increases the Improvement Costs, such increase shall constitute Excess Costs and shall be paid by Tenant as provided in Section 1(c) of this Work Letter.

c.	If Tenant requests Landlord to perform additional work to the Premises outside the scope of the Final Construction Documents, then such work shall be performed by Landlord at Tenant’s expense. Prior to commencing any such work requested by Tenant, Landlord will submit to Tenant written estimates of the cost of any such work. If Tenant fails to approve any such estimate within ten (10) days, then the same shall be deemed disapproved in all respects by Tenant, and Landlord shall not be authorized to proceed thereon.

d.	If Tenant fails to provide Landlord with any of the above-specified items within twenty (20) days after the dates specified herein, then Landlord may, at its option, declare a Default under the Lease and exercise any of Landlord’s remedies for Default thereunder, including terminating the Lease. If Landlord so terminates the Lease, Tenant shall pay Landlord for all costs and expenses incurred by Landlord in refurbishing the Premises for Tenant within ten (10) days after Tenant’s receipt of Landlord’s invoice for same.

e.	Upon Substantial Completion (defined below), Landlord will assign to Tenant, on a nonexclusive basis, all warranties available from the contractors, subcontractors, suppliers, manufacturers, and materialmen for construction of the Initial Improvements. “Substantial Completion” shall mean the earlier of (i) the date the Initial Improvements are completed such that Tenant can take beneficial occupancy of the Premises (with the term “beneficial occupancy” defined as the Premises being ready for furniture installation and/or move-in by Tenant) or (ii) the date an applicable certificate or temporary certificate of occupancy or completion, as applicable, is issued with respect to the Initial Improvements. Tenant’s sole and exclusive remedy for any defects in materials and/or workmanship shall be for the repair of such defects, or the replacement of the portion of the Initial Improvements affected by such defects, under the aforementioned warranties, and Landlord shall not be responsible for any defect of any nature in the Initial Improvements. Landlord makes no warranties, expressed or implied, including but not limited to implied warranties of merchantability and fitness for a particular purpose, in connection with the Initial Improvements. Tenant’s sole remedy for breach of any applicable warranty shall be the remedy set forth in this Section. Tenant agrees that no other remedy, including without limitation incidental or consequential damages for lost profits, injury to person or property, or any other incidental or consequential loss, shall be available to Tenant.

f.	During the thirty (30) day period preceding Substantial Completion, Tenant’s architects, vendors, and other duly authorized agents shall have the right to enter the Premises for purposes of inspection, making measurements, and installing system furniture (after any floor covering that is part of the Initial Improvements has been installed), phone equipment, and telecommunications cabling, provided each such agent presents Landlord with a Landlord-approved certificate of insurance naming Landlord as an Additional Insured. All contractors engaged by Tenant shall be required to comply with the Construction Rules and Regulations for the Building, a copy of which Tenant shall obtain from Landlord prior to commencing any such work in the Premises.

g.	Upon Substantial Completion, Tenant shall provide Landlord with a punch list of items requiring completion and/or correction with regard to the Initial Improvements (“Punch List”). Landlord shall complete the Punch List as soon as reasonably practicable. Landlord shall own all Building Standard Initial Improvements as part of the Building. Upon Substantial Completion, the Initial Improvements shall be deemed by Tenant to be satisfactorily completed except to the extent noted in the Punch List.

h.	All Above Standard Initial Improvements shall be and remain the property of Tenant, until the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Above Standard Initial Improvements shall become the property of Landlord and shall be surrendered to Landlord with the Premises, unless Landlord specifies, at the time of the approval of the installation of such Above Standard Initial Improvements, that Landlord will require Tenant to remove same upon the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises under the Lease. Any required removal of Above Standard Initial Improvements shall be at Tenant’s expense, and upon such removal, Tenant shall repair any damage to the Premises resulting from such removal. Tenant shall, at Tenant’s expense, be responsible for cleaning and maintaining any Above Standard Initial Improvements in good condition and repair throughout the Term of this Lease, and Tenant shall insure same as provided in Section 20 of the Lease.

4.	Selection of Contractor

Landlord, acting in its sole and absolute discretion, shall have the right to select the contractor for the Initial Improvements.

5.	Commencement Date

The Commencement Date of this Lease shall be determined in accordance with the terms of Section 1(h) of the Lease. Provided, however, that for purposes of determining the Commencement Date pursuant to Section 1(h) of the Lease, the date on which Substantial Completion shall be deemed to have occurred shall be accelerated on a day-for-day basis for each day of Tenant Delay, defined below. For example, if Substantial Completion actually occurs on January 16 of a given year, but there were fifteen (15) days of Tenant Delay, then Substantial Completion will be deemed to have occurred on January 1 of such year.

6.	Tenant Delay

The term “Tenant Delay” shall mean each day that Substantial Completion is delayed by any of the following:

a.	Tenant’s failure to respond within the time periods specified in this Work Letter, and if no applicable time period is specified in this Work Letter, then within reasonable time periods prescribed by Landlord, to a request for information necessary for the completion of the Construction Documents or the Final Construction Documents; or

b.	Tenant’s failure to pay the Security Deposit, if any, or any other sum, as required in the Lease; or

c.	Changes by Tenant to the Space Plan, the Scope of Construction, the Construction Documents or the Final Construction Documents; or

d.	Requirements by Tenant for materials, finishes or installations which are not Building Standard; or

e.	Any interference by Tenant with the construction of the Initial Improvements; or

f.	Changes which must be made in the Final Construction Documents because they do not comply with applicable Laws; or

g.	Changes to the base, shell or core of the Building required by Space Plan, the Construction Documents or the Final Construction Documents; or

h.	Tenant’s failure to act in good faith with respect to the construction of the Initial Improvements; or

i.	Any other cause defined under the Lease or this Work Letter as a Tenant Delay.

EXHIBIT D-1 TO LEASE

WORK LETTER

SPACE PLAN

EXHIBIT D-2 TO LEASE

WORK LETTER

SCOPE OF CONSTRUCTION

ITEM

General Conditions
Permit/Expediting Allowance
Demolition
Millwork
Reception Desk Allowance
Doors, Frames & Hardware (including labor for doors provided)
Interior Glass & Glazing
Framing & Drywall
Ceilings
Add Dune Ceiling Tile
Flooring & Base (incl. floor prep)
Painting & Wall Covering
Miscellaneous/Appliances
Plumbing
Fire Sprinklers
HVAC
Server Room Supplemental Unit
Electric
LED Lights
Fire Alarm

EXHIBIT E

CERTIFICATE CONFIRMING LEASE DATES & BASE RENT

This Certificate Confirming Lease Dates and Base Rent is attached to and made a part of the Lease dated            , 201  , by and between                                         (“Landlord”), and                                         (“Tenant”).

The undersigned hereby agree and confirm that the Commencement Date, Expiration Date, and Base Rent schedule are revised as stated below:

The Commencement Date as defined in Section 1(h) of the Lease is                    , and the Expiration Date as defined in Section 1(i) of the Lease is                    .

The Base Rent schedule as defined in Section 1(j) of the Lease is as follows:

[To be completed prior to execution.]

[Signatures appear on next page]

WITNESS WHEREOF, this Lease is executed and, except as otherwise expressly provided herein, all provisions shall be effective, as of the Effective Date.

“Tenant”

, a

[NOT FOR EXECUTION.]

By:

Name:

Title:

“Landlord”

, a

[NOT FOR EXECUTION.]

By:

Name:

Title:

EXHIBIT F

SUPPLEMENTAL HVAC EQUIPMENT

The provisions of this Exhibit shall govern the installation, maintenance and removal of all Supplemental HVAC Equipment installed in the Premises. The installation of Supplemental HVAC Equipment in the Premises shall be at Tenant’s sole expense, and shall include the installation of a submeter to monitor the electricity used by the Supplemental HVAC Equipment. Prior to installing any Supplemental HVAC Equipment in the Premises, Tenant shall provide Landlord with plans and specifications for same and obtain Landlord’s written approval, which shall not be unreasonably withheld or delayed. Upon receiving such approval, Tenant shall install the Supplemental HVAC Equipment in compliance with Laws, including all building, electrical, and safety codes, applicable to the Project. Prior to installing the Supplemental HVAC Equipment, Tenant shall obtain any permits or licenses that may be required in order to install and operate such equipment, and Tenant shall timely deliver copies of same to Landlord. In no event shall Tenant’s installation of the Supplemental HVAC Equipment damage the Premises or the Building, or interfere with the maintenance of the Building, or any system currently serving the Building, and Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Building caused by such installation. Tenant shall notify Landlord upon completion of the installation of the Supplemental HVAC Equipment, and Landlord shall have five (5) business days after installation of the Supplemental HVAC Equipment during which to inspect its installation. Tenant shall not commence operation of the Supplemental HVAC Equipment until Landlord has approved its installation. Tenant shall be solely liable for any damages or injury arising out of the installation of the Supplemental HVAC Equipment, and Tenant’s indemnity of Landlord contained in Section 26 shall specifically apply to the installation, operation, maintenance and removal of the Supplemental HVAC Equipment. During the Term of this Lease, as the same may be extended from time to time, Tenant shall be solely responsible for maintaining the Supplemental HVAC Equipment in good working order at Tenant’s sole expense, and Tenant shall reimburse Landlord for all electricity consumed by the Supplemental HVAC Equipment, as additional Rent due hereunder, within thirty (30) days after Tenant’s receipt of Landlord’s invoice for same. Upon the expiration or earlier termination of this Lease, Tenant shall remove the Supplemental HVAC Equipment from the Premises, and repair all damage to the Premises or the Building caused by the installation or removal of such equipment.

EXHIBIT G

EXTENSION OPTION

Tenant shall have the following option to extend the Term of this Lease:

(a)	Grant of Extension Option. So long as this Lease is in full force and effect; no Default has occurred during the twelve (12) month period prior to Landlord’s receipt of the Preliminary notice, defined below; and no Default exists, either at the time of the exercise of the option set forth herein or at the commencement of the Extension Term set forth herein, Tenant is hereby granted the option to extend the Term of this Lease (the “Extension Option”) for a period of five (5) additional years (the “Extension Term”), to commence at the expiration of the initial Term of the Lease. The extension of this Lease shall be upon the same terms and conditions of this Lease, except: (i) the Base Rent applicable during the Extension Term shall be determined as set forth below; (ii) Tenant shall have no option to extend this Lease beyond the expiration of the Extension Term; (iii) Tenant shall not have the right to assign its extension rights to any subtenant of the Premises or assignee of the Lease, nor may any such subtenant or assignee exercise or enjoy the benefit of the Extension Option except transfer not requiring Landlord’s consent; and (iv) the leasehold improvements will be provided in their then existing condition at the time the Extension Term commences.

(b)	Preliminary Notice. If Tenant intends to exercise the Extension Option, Tenant shall provide Landlord with written notice, in accordance with the Notices provision of this Lease (the “Preliminary Notice”), of such intention at least nine (9) months,, prior to the expiration of the initial Term of the Lease. If, for whatever reason, Tenant does not forward Preliminary Notice to Landlord, in accordance with the terms of this paragraph, that Tenant intends to exercise the Extension Option, then the Extension Option set forth herein shall expire, and Tenant shall not thereafter have any right to exercise the Extension Option or otherwise acquire an interest in the Premises after the expiration of the initial Term of this Lease.

(c)	Rental Applicable During Extension Term. Within thirty (30) days after Landlord’s receipt of Tenant’s Preliminary Notice, Landlord shall provide Tenant with written notice (the “Rent Notice”), of the Base Rent that will be applicable during the Extension Term, and the Base Year that will be used during the Extension Term (collectively, the “Extension Term Rent”). The Extension Term Rent shall be determined by Landlord, and shall consist of Landlord’s good faith determination of the market rental rate for the Premises as of the commencement of the Extension Term, taking into consideration such factors as rental for comparable premises in the Building; the applicable base year; rental for comparable premises in existing buildings in the same geographical area as the Building (taking into consideration, but not limited to, use, quality, age and location of the applicable building); the rentable area of the premises being leased; the length of the pertinent rental term; the quality and creditworthiness of the tenant, and such other factors as Landlord may reasonably determine are relevant.

(d)	Extension Notice. If, after review of Landlord’s determination of the Extension Term Rent, Tenant elects to exercise the Extension Option, then, no later than fifteen (15) days after Tenant’s receipt of Landlord’s Rent Notice, Tenant shall forward written notice of such election (the “Extension Notice”) to Landlord in accordance with the Notices provision of this Lease. Tenant shall, within thirty (30) days after presentation by Landlord, execute an amendment to this Lease, which amendment shall reflect the extension of the Term of the Lease through the expiration of the Extension Term, and the Extension Term Rent (including the specification of the base rent and the base year that will be applicable during the Extension Term). If, after providing Landlord with Tenant’s Preliminary Notice, Tenant does not, for whatever reason, provide Landlord with the Extension Notice required hereunder in order to exercise the Extension Option, or the Arbitration Notice, as defined below, then the Extension Option shall expire; Tenant’s Preliminary Notice shall be of no further force or effect; and it shall be as if the Preliminary Notice had never been forwarded by Tenant to Landlord.

(e)	Negotiation Period. If, after review of Landlord’s determination of the Extension Term Rent, Tenant desires to exercise the Extension Option, but Tenant objects to Landlord’s determination of the Extension Term Rent, then no later than fifteen (15) days after Tenant’s receipt of Landlord’s Rent Notice, Tenant may forward written notice to Landlord in accordance with the Notices provision of this Lease that Tenant elects to proceed with the arbitration procedure set forth below (the “Arbitration Notice”). Within the fifteen (15) day period following Landlord’s receipt of the Arbitration Notice (the “Negotiation Period”) from Tenant, Tenant and Landlord shall negotiate in good faith to determine and mutually agree upon the Extension Term Rent. If Landlord and Tenant are unable to agree upon the Extension Term Rent during the Negotiation Period, which agreement would be evidenced by an amendment to the Lease executed by both Landlord and Tenant, then within five (5) days after the last day of the Negotiation Period, Tenant may, by written notice to Landlord (the “Notice of Exercise”), irrevocably elect to exercise the Extension Option, with the Extension Term Rent to be determined in accordance with the arbitration procedure set forth below, which determination shall be binding on Landlord and Tenant. In the event that Tenant shall fail to deliver the Notice of Exercise on or before five (5) days after the last day of the Negotiation Period, then Tenant shall have waived any right to exercise the Extension Option. In the event Tenant timely delivers the Notice of Exercise to Landlord, Landlord and Tenant shall each simultaneously present to the other party their final determinations of the Extension Term Rent (the “Final Offers”) within ten (10) days after the last day of the Negotiation Period. If the lower of the Final Offers is at least ninety percent (90%) of the higher of the Final Offers, then the Extension Term Rent shall be determined by averaging the Final Offers. If the lower of the Final Offers is less than ninety percent (90%) of the higher of the Final Offers, then the Extension Term Rent shall be determined by arbitration, in accordance with the procedure set forth below.

(f)	Arbitration. Arbitration shall follow the following procedures:

(i)	Within ten (10) days after Landlord’s receipt of Tenant’s Notice of Exercise, Tenant and Landlord shall each select an arbitrator (“Tenant’s Arbitrator” and “Landlord’s Arbitrator”, respectively) who shall be a qualified and impartial person licensed in the state where the Building is located as a commercial real estate broker with at least ten (10) years of brokerage experience in the market where the Building is located.

(ii)	Landlord’s Arbitrator and Tenant’s Arbitrator shall name a third arbitrator, similarly qualified, within ten (10) days after the appointment of Landlord’s Arbitrator and Tenant’s Arbitrator.

(iii)	The third arbitrator shall, after due consideration of the factors to be taken into account under the definition of Extension Term Rent set forth above, and hearing whatever evidence the arbitrator deems appropriate from Landlord, Tenant and others, and obtaining any other information the arbitrator deems necessary, in good faith, make its own determination of the Extension Term Rent for the Premises as of the commencement of the Extension Term (the “Arbitrator’s Initial Determination”) and thereafter select either Landlord’s Final Offer or the Tenant’s Final Offer, but no other, whichever is closest to the Arbitrator’s Initial Determination (the “Final Determination”), such determination to be made within twenty (20) days after the appointment of the third arbitrator. The Arbitrator’s Initial Determination, Final Determination and the market information upon which such determinations are based shall be in writing and counterparts thereof shall be delivered to Landlord and Tenant within such twenty (20) day period. The arbitrator shall have no right or ability to determine the Extension Term Rent in any other manner. The Final Determination shall be binding upon the parties hereto.

(iv)	Landlord and Tenant shall each pay the costs and fees of their respective arbitrators. The actual reasonable costs and fees of the third arbitrator shall be paid by Landlord if the Final Determination shall be Tenant’s Final Offer or by Tenant if the Final Determination shall be Landlord’s Final Offer.

(v)	If Tenant fails to appoint Tenant’s Arbitrator in the manner and within the time specified above, then the Extension Term Rent shall be the rent contained in the Landlord’s Final Offer. If Landlord fails to appoint Landlord’s Arbitrator in the manner and within the time specified above, then the Extension Term Rent shall be the rent contained in the Tenant’s Final Offer.

(g)	Extension Option Personal to Tenant. The parties expressly agree that the Extension Option granted to Tenant herein shall be “personal” to Tenant and any transferee not requiring Landlord’s consent. The Extension Option may only be exercised by Tenant; it may not be exercised by any assignee or subtenant of Tenant; and it may not be exercised by Tenant if Tenant is, at the time that the Extension Notice is provided by Tenant to Landlord, negotiating with Landlord or a potential assignee or subtenant to either assign the Tenant’s interest under the Lease or to sublet all or a portion of the Premises.

EXHIBIT H

RIGHT OF FIRST OFFER

Tenant shall have the following right of first offer:

(a)	Grant of Right of First Offer. So long as this Lease is in full force and effect; no Default has occurred during the twelve (12) month period prior to the date on which a Notice of Availability, defined below, would otherwise be forwarded by Landlord to Tenant; and no Default exists, either at the time of exercise of the right set forth herein or on the date the Option Space, as defined below, is to become a part of the Premises, Tenant shall have the right of first offer (the “Right of First Offer”) to lease any space on the third (3rd) floor of the Building that is then contiguous to the Premises (the “Option Space”) if it becomes Available, defined below, on or after the Commencement Date and during the Option Term, defined below, subject to all of the terms and conditions set forth herein. Tenant’s Right of First Offer shall be subject and subordinate to the right of the existing tenant of all or any portion of the Option Space to renew or otherwise extend the term of its lease for such space, whether such right is granted before or after the Effective Date hereof, and to any other rights of any other parties to lease all or any portion of the Option Space, if such rights were granted in writing prior to the Effective Date hereof.

(b)	Term of the Right of First Offer. The term of the Right of First Offer (the “Option Term”) shall commence on the Commencement Date of this Lease, and shall expire the earlier of (i) twenty-four (24) months prior to the expiration of the Term of this Lease, as the same may be extended by the written agreement of the parties from time to time; (ii) the date on which all portions of the Option Space have been leased by Tenant; or (iii) the date on which the Right of First Offer is terminated, as provided below.

(c)	Availability of the Option Space. As used herein, the term “Available” shall mean not subject to any lease or any extension or expansion rights; or subject to a lease, and (i) such lease is scheduled to expire during the Option Term, but no later than twenty-four (24) months following the date on which Landlord’s Notice of Availability, defined below, is forwarded to Tenant; (ii) the tenant under such lease has expressly waived any right to extend the term of such lease beyond its scheduled date of expiration; and (iii) the premises under such lease are not subject to any expansion or other option rights to which Tenant’s option rights hereunder are subordinate. If Landlord becomes aware that all or any portion of the Option Space is or will become Available during the Option Term, then prior to offering such space to a third party to be leased, Landlord shall forward written notice to Tenant (the “Notice of Availability”), designating the portion of the Option Space that is Available to be leased by Tenant (the “Offered Space”). Unless otherwise specified in the Notice of Availability, Tenant shall not have the right to lease less than the entire amount of the Offered Space.

(d)	Rent Applicable to the Offered Space. Landlord shall include in its Notice of Availability the terms and conditions it would find acceptable for the leasing of the Offered Space by Tenant. Specifically, Landlord shall specify the proposed term for Tenant’s lease of the Option Space, the Base Rent and the Base Year that will be applicable to the Option Space (the “Option Space Rent”), and the date on which Landlord anticipates that the Offered Space could be available for Tenant’s occupancy, which date shall not be sooner than two (2) business days following Tenant’s receipt of the Notice of Availability. The Option Space Rent shall be determined by Landlord, and shall consist of Landlord’s good faith determination of prevailing market rent for the Offered Space at the time the Offered Space would become a part of the Premises, taking into consideration such factors as rental for comparable premises in the Building; the applicable base year; rental for comparable premises in existing buildings in the same geographical area as the Building (taking into consideration, but not limited to, the use, quality, age and location of the applicable building); the rentable area of the premises being leased; the length of the pertinent rental term; the quality and creditworthiness of the tenant, and such other factors as Landlord may reasonably determine are relevant.

(e)

Exercise of the Right of First Offer. In the event that Tenant desires to lease the Offered Space, Tenant shall provide Landlord with notice of its intent to lease the Offered Space in accordance with the terms and conditions set forth in Landlord’s Notice of Availability, by providing Landlord with written notice of such intent (Tenant’s “Notice of Intent”) no later than 10 days after Tenant’s receipt of Landlord’s Notice of Availability. If Tenant does not provide its Notice of Intent to lease the Option Space within the applicable time period set forth above, then Tenant shall be deemed to have elected not to exercise the Right of First Offer as to the Offered Space, and Landlord shall, during the six (6) month period following the date on which the Notice of Availability was provided to Tenant, be entitled to market and lease the Option Space to any prospective tenant upon such terms as Landlord may deem appropriate. If, during such six (6) month period, Landlord leases the Offered Space to a third party, then such Offered Space shall be excluded from the Option Space during the term of such lease, as the same may be extended from time to time; however, if such Offered Space should again become Available to be leased during the Option Term, such Offered Space shall thereafter again be part of the Option Space. If Landlord does not lease the Offered Space to a third party during such six (6) month period, then such space shall thereafter be subject to the Right of First Offer.

(f)	Expansion of the Premises. In the event that Tenant provides Landlord with its Notice of Intent to lease the Offered Space in the manner provided above, then, no later than thirty (30) days following Tenant’s receipt of Landlord’s Notice of Availability (or ten (10) days following Tenant’s receipt of the “Amendment” from Landlord, as provided hereinafter, whichever is later), Landlord and Tenant shall execute an amendment to this Lease (the “Amendment”) to be prepared by Landlord documenting the expansion of the Premises to include the Offered Space, which shall be subject to all existing terms of the Lease except as specified in Landlord’s Notice of Availability; the Rent applicable to the Offered Space; and the date on which the Offered Space is to become a part of the Premises

(g)	Right of First Offer Personal to Tenant. The parties expressly agree that the Right of First Offer granted to Tenant herein shall be “personal” to Tenant and any transferee not requiring Landlord’s consent. The Right of First Offer may only be exercised by Tenant; it may not be exercised by any assignee or subtenant of Tenant; and it may not be exercised by Tenant if Tenant is, either at the time the Option Space becomes Available or at the time the Option Space is to become a part of the Premises, negotiating with Landlord or a potential assignee or subtenant to either assign the Tenant’s interest under the Lease or sublet all or a portion of the Premises.

EXHIBIT I

ADDITIONAL OPERATING EXPENSE EXCLUSIONS

1.	leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or the Site;

2.	legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;

3.	costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building or the Site, including Tenant, or relocating any tenant;

4.	financing costs including interest and principal amortization of debts and the costs of providing the same;

5.	except as otherwise expressly provided above, depreciation;

6.	wages, bonuses and other compensation of employees above the grade of Senior Property Manager and fringe benefits other than insurance plans and tax qualified benefit plans;

7.	any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of hazardous substances and the cost of defending against claims in regard to the existence or release of hazardous substances at the Building (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease);

8.	costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance in excess of Landlord’s deductibles;

9.	increased insurance or Taxes assessed specifically to any tenant of the Building for which Landlord is entitled to reimbursement from any other tenant;

10.	charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties;

11.	cost of any HVAC, janitorial or other services provided to other tenants on an extra cost basis after regular business hours;

12.	cost of correcting defects in the design, construction or equipment of, or latent defects in, the Building or the Site;

13.	cost of any work or services performed for any facility other than the Building;

14.	any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

15.	except as expressly provided above, cost of any item that, under generally accepted accounting principles, are properly classified as capital expenses;

16.	late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

17.	cost of acquiring, securing cleaning or maintaining sculptures, paintings and other works of art;

18.	real estate taxes or taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

19.	charitable or political contributions;

20.	reserve funds; and

21.	all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once.